Form 10KSB40, Exhibit 13
period 1998-12-31
CNS BANCORP INC
filed 1999-03-30
CIK 1009670

                                   EXHIBIT 13

                       1998 Annual Report to Stockholders

--------------------------------------------------------------------------------


TABLE OF CONTENTS

--------------------------------------------------------------------------------

Letter to Stockholders                                                         1
Business of the Corporation                                                    2
Selected Consolidated Financial Information                                    3
Management's Discussion and Analysis of Financial
Condition and Results of Operations                                            5
Independent Auditor's Report                                                  15
Consolidated Financial Statements                                             16
Notes to Consolidated Financial Statements                                    22
Stockholder Information                                                       48
Corporate Information                                                         49

                               CNS BANCORP, INC
                               ----------------


March 19, 1999

Dear Fellow Shareholders:

      On behalf of the Board of Directors and the employees, it is a pleasure to share with you the results for CNS Bancorp, Inc.'s fiscal year ended December 31, 1998, and submit to you our third Annual Report as a public stock company.

     CNS Bancorp, Inc. had a record year of loan originations and purchases in 1998 with $28.1 million originated and $8.3 million purchased. The Company ended the year with net loans receivable of $61.7 million. Total assets of the Company decreased $2.5 million to $95.4 million at December 31, 1998 from $97.9 million at December 31, 1997. Total stockholders' equity decreased $2.2 million to $21.7 million from $23.9 million. The reduction in assets and stockholders' equity in 1998 was primarily due to the repurchase of 201,079 shares of common stock for $3.2 million. Book value per share increased $0.50 to $14.97 at December 31, 1998 from $14.47 at December 31, 1997.

     The Company had net income of $862,000, or $0.58 per share, for the fiscal year ended December 31, 1998 and paid dividends of $0.27 per share for the calendar year 1998 as compared to $.22 per share for 1997.

     The Company remains committed to the goals of increasing profitability with minimal risk and enhancing shareholder value. We are committed to being a hometown bank, delivering the kind of personal customer service you have come to know and expect through the years.

    Thank you for your continued support and investment in CNS Bancorp, Inc.

Sincerely,


/s/ Robert E. Chiles

Robert E. Chiles
President

    CNS Bancorp, Inc. (the "Company") is a Delaware corporation organized in January 1996 for the purpose of becoming the holding company for City National Savings Bank, FSB (the "Bank"). CNS Bancorp Inc. and the Bank are collectively referred to as "the Company" in this annual report. The principal business of the Company consists of attracting deposits from the general public and using such deposits to originate and purchase mortgage loans secured primarily by 1 to 4 family residences and to a lesser extent, one-to four-family residential construction, multi-family and commercial real estate loans, consumer loans and commercial loans. The Company also invests in mortgage-backed securities, U.S. government and federal agency obligations and other permissible securities.

   The Company is not engaged in any significant business activity other than holding the stock of City National Savings Bank, FSB. Accordingly, the information set forth in this report, including financial statements and related data, applies primarily to the Bank.

    City National Savings Bank, FSB is a federally-chartered, federally-insured financial institution organized in 1921. The Bank is regulated by the Office of Thrift Supervision ("OTS"). Its deposits are insured up to applicable limits by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC"). The Bank is also a member of the Federal Home Loan Bank ("FHLB") System.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                                  At December 31,
                                                    --------------------------------------------
                                                      1994      1995    1996      1997    1998
                                                                  (IN THOUSANDS)
Selected Financial Condition Data:
----------------------------------

Total assets                                        $87,966  $85,390  $97,481  $97,891   $95,401
Loans receivable, net (1)                           $44,853  $52,611  $60,981  $66,512   $61,700
Mortgage-backed securities                          $18,966  $13,926  $12,010  $10,489   $ 8,536
Cash, interest-bearing deposits and
   investment securities                            $18,911  $14,400  $20,137  $15,673   $18,993
Deposits                                            $79,493  $75,931  $72,880  $72,883   $72,689
Borrowed funds                                          ---      ---      ---  $   596   $   571
Stockholders' equity                                $ 8,234  $ 9,180  $24,199  $23,924   $21,741

                                                               Year Ended December 31,
                                                    --------------------------------------------
                                                      1994      1995    1996      1997    1998
                                                                  (IN THOUSANDS)
Selected Operations Data:
-------------------------

Interest income                                     $5,224    $5,638   $6,551   $7,057   $6,881
Interest expense                                    $3,032    $3,617   $3,753   $3,647   $3,610
                                                    ------    ------   ------   ------   ------
Net interest income                                 $2,192    $2,021   $2,798   $3,410   $3,271
Provision for loan losses                           $    7    $  124   $   64   $    5   $   63
                                                    ------    ------   ------   ------   ------
Net interest income after provision
   for loan losses                                  $2,185    $1,897   $2,734   $3,405   $3,208
Non-interest income                                 $  274    $  162   $  389   $  201   $  570
 Non-interest expense                               $1,818    $1,776   $2,494   $2,297   $2,329
                                                    ------    ------   ------   ------   ------
Income before federal income tax
   provision, and extraordinary item                $  641    $  283   $  629   $1,309   $1,449
Provision for income taxes                          $  213    $   93   $  206   $  445   $  587
                                                    ------    ------   ------   ------   ------
Net income                                          $  428    $  190   $  423   $  864   $  862
                                                    ======    ======   ======   ======   ======

Earnings per share                                    n/a       n/a      n/a    $  .56   $  .58
Dividends per share                                   n/a       n/a    $  .05   $  .22   $  .27
Dividend payout ratio                                 n/a       n/a     17.89%   42.08%   46.38%

---------------------------------------
(1) Does not include loans held for sale.

                                                         Year Ended December 31,
                                                -------------------------------------------
                                                  1994     1995     1996     1997     1998

Selected Financial Ratios and Other Data:
-----------------------------------------

Performance Ratios:
 Return on assets(1)                              0.48%    0.22%    0.46%    0.88%    0.89%
 Return on stockholders' equity(2)                4.94%    2.18%    2.53%    3.59%    3.78%
 Stockholders' equity-to-assets ratio(3)          9.71%   10.05%   18.25%   24.63%   23.62%
 Interest rate spread(4)                          2.29%    2.02%    2.19%    2.43%    2.40%
 Net interest margin(5)                           2.54%    2.40%    3.02%    3.58%    3.48%
 Average interest-earning assets to
   average interest-bearing liabilities         107.23%  108.73%  120.30%  130.15%  128.38%
 Non-interest expense as a percent of
   average total assets                           2.04%    2.05%    2.73%    2.35%    2.41%

Asset Quality:
 Nonaccrual and 90 days or more past
  due loans as a percent of total loans, net        --     0.17%    0.51%    0.20%    0.25%
 Nonperforming assets as a percent of
   total assets                                   0.48%    0.29%    0.32%    0.15%    0.16%
 Allowance for losses as a percent of
   total assets                                   0.22%    0.37%    0.39%    0.40%    0.42%
 Allowance for losses as a percent of
   nonperforming loans                             n/a   362.50%  123.23%  272.54%  256.28%
 Net charge-offs to average outstanding
   loans                                          0.05%    0.00%    0.00%    0.00%    0.06%

Number of full service offices                       5        5        5        5        5

---------------------------------------
(1) Net income divided by average total assets.
(2) Net income divided by average stockholders' equity.
(3) Average stockholders' equity divided by average total assets.
(4) Difference between weighted average yield on interest-earning assets and weighted average rate on interest-bearing liabilities.
(5) Net interest income as a percentage of average interest-earning assets.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


    The Company's results of operations primarily depend upon the difference (or "spread") between the average yield earned on loans, mortgage-backed securities and investment securities and the average rate paid on deposits and borrowings, as well as the relative amounts of such assets and liabilities. The interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. The Company, like other thrift institutions, is subject to interest-rate risk to the degree that its interest-earning assets mature or reprice at different times, or on a different basis, than its interest-bearing liabilities.

   The Company's results of operations are also affected by, among other things, provision for loan losses, loan servicing income, fee income, income from real estate owned, gain on sale of assets, other expenses and income taxes. Other expenses include compensation and benefits, occupancy and equipment, federal deposit insurance premiums and other general expenses.

    The Company is significantly affected by prevailing economic conditions including federal monetary and fiscal policies as well as by federal regulation of financial institutions. Deposit balances are influenced by a number of factors including interest rates paid on competing investments and the level of personal income and savings within the Company's market area. Lending activities are influenced by consumer demand as well as competition from other lending institutions. The primary sources of funds for the Company's lending activities include deposits, loan payments, borrowings, and funds provided by operations.

Financial Condition at December 31, 1997 compared to December 31, 1998.

    The Company's total assets decreased $2.5 million, or 2.54%, to $95.4 million at December 31, 1998 from $97.9 million at December 31, 1997. The decrease was primarily attributable to a $4.0 million decrease in securities available-for-sale, a $277,000 decrease in FHLB stock and a $4.8 million decrease in loans receivable, offset by a $5.3 million increase in cash and due from depository institutions and a $1.3 million increase in loans held-for-sale.

    Securities available-for-sale decreased 18.25 %, to $17.7 million at December 31, 1998 from $21.7 million at December 31, 1997. The decrease in securities available-for-sale was primarily the result of allowing investment securities to mature.

    FHLB stock decreased to $663,000 at December 31, 1998 from $939,000 at December 31, 1997 due to a redemption of excess stock in 1998.

    Net loans receivable decreased 7.24%, to $61.7 million at December 31, 1998 from $66.5 million at December 31, 1997. The decrease in loans receivable was primarily the result of the sale of $19.3 million in loans, some of which were refinanced loans previously held in portfolio. Purchased loans receivable increased to $19.2 million at December 31, 1998 from $15.3 million at December 31, 1997. During 1998, the Company originated and purchased $29.2 million of one-to four-family residential mortgage loans, $4.5 million of other residential and nonresidential loans and $2.7 million of nonmortgage loans.

    Cash and due from depository institutions increased 118.54% to $9.8 million at December 31, 1998 from $4.5 million at December 31, 1997. The increase in cash primarily resulted from investment securities maturing and loan sales.

    Loans held-for-sale increased to $1.8 million at December 31, 1998 from $447,000 at December 31, 1997. The increase in loans held-for-sale was primarily the result of increased loan sale volume at the end of 1998 compared to loan sale volume at the end of 1997.

    Deposits decreased $193,000 to $72.7 million at December 31, 1998 from $72.9 million at December 31, 1997.

Comparison of Operating Results for the Years Ended December 31, 1997 and 1998

    Net Income. The Company's net income decreased $2,000 to $862,000 for the year ended December 31, 1998 from $864,000 for the year ended December 31, 1997. The change was primarily the result of a $139,000 decrease in net interest income, a $58,000 increase in provision for loan losses, a $32,000 increase in non-interest expense and a $142,000 increase in provision for income taxes offset by a $369,000 increase in non-interest income. Diluted earnings per share increased to $0.54 for the year ended December 31, 1998 from $0.52 for the year ended December 31, 1997 due primarily to the purchase of 201,079 shares of treasury stock in 1998.

   Net Interest Income. Net interest income decreased $139,000, or 5.44%, to $3.3 million for the year ended December 31, 1998 from $3.4 million for the year ended December 31, 1997. Total interest income decreased $176,000, or 3.34%, to $6.9 million for the year ended December 31, 1998 from $7.1 million for the year ended December 31, 1997. The decrease in total interest income was primarily due to a decrease in interest on investment securities and mortgage-backed securities offset by an increase in interest on loans and other interest-earning assets. Interest income from investment securities decreased $167,000, or 31.20% to $370,000 for the year ended December 31,1998 from $537,000 for the year ended December 31, 1997. Interest income on investment securities decreased due to a lower average balance of investment securities, which decreased to $3.6 million in 1998 from $7.9 million in 1997 and a lower average yield on investment securities which was 5.80% in 1998 compared to 5.94% in 1997. Interest income on mortgage-backed securities decreased $118,000, or 16.94%, to $575,000 for the year ended December 31, 1998 from $693,000 for the year ended December 31, 1997. Interest income on mortgage-backed securities decreased due to a lower average balance on mortgage-backed securities, which decreased to $9.8 million in 1998 from $11.5 million 1997. During 1998, the Company continued to allow mortgage-backed securities to be reduced by principal repayments. Interest income on loans increased by $29,000 for the year ended December 31, 1998 as a result of a higher average balance of loans receivable, which increased to $65.9 million in 1998 from $65.2 million in 1997 offset by a decrease in the average yield on
loans to 8.05% in 1998 from 8.09% in 1997.   Interest income from other
interest-earning assets increased $79,000, or 14.38% to $633,000 for the year ended December 31, 1998 from $554,000 for the year ended December 31, 1997. Interest income from other interest-earning assets increased due to a higher average balance on other interest-earning assets. Total interest expense decreased $37,000, or 1.36%, to $3.61 million for the year ended December 31,
1998 from $3.65 million for the year ended December 31, 1997.   Interest expense
decreased due to a lower average deposit balance which decreased to $72.6 million in 1998 from $72.9 million in 1997 and a decrease in average cost to 4.92% for 1998 from 4.99% for 1997.

    Provision for Loan Losses. The provision for loan losses increased to $63,000 for the year ended December 31, 1998 from $5,000 in 1997. The increase in the provision for loan losses primarily resulted from a shift in the composition of the loan portfolio to include a smaller percentage of one-to four-family, owner occupied mortgages, for which a lower loss reserve is maintained. The allowance for loan losses increased to $410,000, or .67% of total loans at December 31, 1998 compared to $387,000, or .58% of total loans at December 31, 1997.

    Provisions for loan losses are charged to earnings to bring the total allowance for loan losses to a level considered by management to be adequate to provide for estimated losses based on management's assessment of current economic conditions, past loss and collection experience, and risk characteristics of the loan portfolio. Management also reviews individual loans for which full collectibility may not be reasonably assured and considers among other factors, the estimated fair value of the underlying collateral.

   Non-interest Income. Non-interest income increased $369,000 to $570,000 for the year ended December 31, 1998 from $201,000 for the year ended December 31, 1997. Non-interest income increased primarily as a result of a $68,000 increase in loan servicing fees and a $328,000 increase in net gain on sale of assets offset by a $16,000 decrease in income from real estate owned and a decrease of $11,000 in other non-interest income. Loan servicing fees increased due to increased loans originated of $28.1 million in 1998 from $19.4 million in 1997. Net gain on sale of assets increased due to increased loan sales of $19.3 million in 1998 from $1.5 million in 1997.

     Non-interest Expense. Non-interest expense increased $32,000 in 1998. The increase in non-interest expense in 1998 is primarily due to an increase in compensation and benefits and occupancy and equipment offset by decreases in deposit insurance and other non-interest expense. Compensation and benefits increased $42,000 to $1.4 million for the year ended December 31, 1998 from $1.3 million for the year ended December 31, 1997. The increase in compensation and benefits is primarily due to a $103,000 increase in MRDP stock benefit plan expense offset by a $45,000 decrease in ESOP compensation expense and a $14,000 decrease in directors fees. Occupancy and equipment expense increased $9,000 to $255,000 for the year ended December 31, 1998 due to year 2000 compliance requirements. Deposit insurance decreased $2,000 to $45,000 in 1998 from $47,000 in 1997 due to a lower average deposit balance. Other non-interest expenses decreased $16,000 to $644,000 for the year ended December 31, 1998 from $660,000 for the year ended December 31, 1997. The decrease in other non-interest expenses was due primarily to a $31,000 decrease in franchise taxes offset by a $15,000 increase in other professional fees.

    Provision for Income Taxes.   The provision for income taxes increased
$142,000 in 1998 to $587,000 for the year ended December 31, 1998 from $445,000 for the year ended December 31, 1997. This is a result of higher income before taxes, which increased $140,000 to $1.5 million for the year ended December 31, 1998 and a higher effective tax rate in 1998. The tax rate increase is due to the expiration of tax credits from a Missouri financial institution tax and the difference between book and tax reporting of MRDP and ESOP compensation expense in 1998.

Comparison of Operating Results for the Years Ended December 31, 1996 and 1997

    Net Income. The Company's net income increased $441,000, or 104.4%, to $864,000 for the year ended December 31, 1997 from $423,000 for the year ended December 31, 1996. The increase was due to an increase in net interest income, a decrease in provision for loan losses and a decrease in non-interest expense offset by a decrease in non-interest income. The interest rate spread increased to 2.43% for the year ended December 31, 1997 from 2.19% for the year ended December 31, 1996. In 1996, the Company paid $513,000 as part of an industry-wide special assessment to recapitalize the SAIF. Without the special assessment, the Company would have had net income of $768,000.

   Net Interest Income. Net interest income increased $612,000, or 21.87%, to $3.4 million for the year ended December 31, 1997 from $2.8 million for the year ended December 31, 1996. Total interest income increased $506,000, or 7.72%, to $7.1 million from $6.6 million for the year ended December 31, 1996. The increase in total interest income was primarily due to an increase in interest on loans which was partially offset by a decrease in interest on investment securities, mortgage-backed securities, and other interest-earning assets. Interest income on loans increased by $837,000, or 18.87%, to $5.3 million for the year ended December 31, 1997 from $4.4 million for the year ended December 31, 1996. Interest income on loans increased as a result of a higher average balance of loans, which increased to $65.2 million in 1997 from $55.7 million in 1996, and an increase in the average yield on loans to 8.09% in 1997 from 7.96% in 1996. The increase in yield on loans is due to the production or purchase of loans at a higher rate of interest that those loans that paid off during the year. Interest income from investment securities decreased $108,000, or 16,68%, to $537,000 for the year ended December 31,1997 from $645,000 for the year ended December 31, 1996. Interest income on investment securities decreased due to a lower average balance of investment securities, which decreased to $7.9 million in 1997 from $9.7 million in 1996. The average yield on investment securities remained at 5.94% in 1997. Interest income on mortgage-backed securities decreased $111,000, or 13.85%, to $693,000 for the year ended December 31, 1997 from $804,000 for the year ended December 31, 1996. Interest income on mortgage-backed securities decreased due to a lower average balance on mortgage-backed securities which decreased to $11.5 million in 1997 from $13.2 million 1996. During 1997, the Company continued to allow mortgage-backed securities to be reduced by principal repayments without reinvesting in mortgage-backed securities. Interest income from other interest-earning assets decreased $112,000, or 16.90%, to $554,000 for the year ended December 31, 1997 from $666,000 for the year ended December 31, 1996. Interest income from other interest-earning assets decreased due to a lower average balance on other interest-earning assets. Total interest expense decreased $106,000, or 2.83%, to $3.7 million for the year ended December 31, 1997 from $3.8 million for the year ended December 31, 1996. Interest expense decreased due to a lower average deposit balance, which decreased $4.2 million, or 5.26%, to $72.9 million at December 31, 1997 from $77.1 million at December 31, 1996. The lower average balance was partially offset by an increase in average cost of deposits, which increased to 4.99% for 1997 from 4.87% for 1996.

    Provision for Loan Losses. The provision for loan losses was $5,000 for the year ended December 31, 1997 as compared to $64,000 in 1996. The provision for loan losses decreased significantly in 1997 due to a reduction in classified assets when a large commercial real estate loan, which was delinquent at the end of 1996 was paid current. The allowance for loan losses increased to $387,000, or .58% of total loans at December 31, 1997 compared to $382,000, or .62% of total loans at December 31, 1996.

    Non-interest Income. Non-interest income decreased $187,000, or 48.26%, to $201,000 for the year ended December 31, 1997 from $388,000 for the year ended December 31, 1996. Non-interest income decreased primarily due to the decrease in income from real estate owned, the gain on sale of assets and other income and other non-interest income which was partially offset by an increase in loan servicing fees. Income from real estate owned decreased $178,000 to $12,000 for the year ended December 31, 1997 from $190,000 for the year ended December 31, 1996. The decrease in income from real estate owned is due to the sale of all of the income-producing real estate in 1996 except a hotel building which the Company has owned since 1989. The hotel building was disposed of in December of 1997 and resulted in an $854,000 contribution carry forward tax deduction to be utilized over the next five years. The Company had an $18,000 net gain on sale of assets in 1997 compared to a $34,000 net gain on sale of assets in 1996.

    Non-interest Expense. Non-interest expense decreased $198,000, or 7.93%, to $2.3 million in the year ended December 31, 1997 from $2.5 million for the year ended December 31, 1996. The decrease in non-interest expense in 1997 is primarily due to a decrease in deposit insurance premiums, which is partially offset by increases in compensation and benefits, occupancy and equipment and other non-interest expenses. Compensation and benefits increased $279,000, or 26.16%, to $1.3 million for the year ended December 31, 1997 from $1.1 million for the year ended December 31, 1996. The increase in compensation and benefits is primarily due to a $191,000 increase in ESOP compensation expense and a $103,000 increase in MRDP compensation expense, partially offset by a $15,000 decrease in retirement and other benefits. Deposit insurance decreased $631,000, or 93.08%, to $47,000 in 1997 from $677,000 in 1996. The decrease in deposit insurance was primarily due to a $513,000 special assessment to recapitalize the SAIF paid in the third quarter of 1996. Other non-interest expenses increased $149,000, or 29.20%, to $659,000 in 1997 from $510,000 in
1996. The increase in other non-interest expense was due primarily to a $75,000 increase in franchise taxes and a $50,000 increase in legal fees, accounting fees and other expenses related to the operation as a public company.

    Provision for Income Taxes.   The provision for income taxes increased
$240,000 in 1997 to $445,000 for the year ended December 31, 1997 from $206,000 for the year ended December 31, 1996 as a result of higher taxable income which increased $681,000, or 108.39%, to $1.3 million in 1997 from $628,000 in 1996.

                                                                          Year Ended December 31,
                                       ------------------------------------------------------------------------------------------
                                                 1996                          1997                                 1998
                                       ------------------------------------------------------------------------------------------
                                       Average            Average     Average            Average     Average            Average
                                       Balance  Interest  Yield/Cost  Balance  Interest  Yield/Cost  Balance  Interest  Yield/Cost
                                       -------  --------  ----------  -------  --------  ----------  -------  --------  ----------
                                       -------------------------------------------------------------------------------------------
                                                                        (Dollars in Thousands)
INTEREST-EARNING ASSETS:
Loans receivable, net (1)..............$55,278    $4,436     7.96%    $65,160    $5,274      8.09%   $65,868    $5,303      8.05%
 Mortgage-backed securities............$13,235    $  804     6.07%    $11,491    $  693      6.03%   $ 9,763    $  575      5.89%
 Investment securities.................$ 9,746    $  579     5.94%    $ 7,929    $  471      5.94%   $ 3,551    $  206      5.80%
 Mutual funds..........................$ 7,831    $  466     5.95%    $ 5,990    $  362      6.04%   $ 5,986    $  326      5.45%
 FHLB stock............................$   939    $   66     7.03%    $   939    $   66      7.03%   $   743    $   50      6.73%
 Interest-bearing deposits.............$ 5,306    $  200     3.77%    $ 3,608    $  191      5.29%   $ 8,056    $  421      5.23%
                                       -------    ------              -------    ------              -------    ------
   TOTAL INTEREST-EARNING ASSETS.......$92,785    $6,551     7.06%    $95,117    $7,057      7.42%   $93,967    $6,881      7.32%
                                       -------    ------              -------    ------              -------    ------

Non-interest-earning assets............$ 2,461                        $ 2,875                        $ 3,513
                                       -------                        -------                        -------

    TOTAL AVERAGE ASSETS...............$95,246                        $97,992                        $97,480
                                       =======                        =======                        =======

INTEREST BEARING LIABILITIES:
 Regular savings accounts..............$ 9,659    $  242     2.51%    $ 6,802    $  207      3.04%   $ 6,470    $  184      2.84%
 MMDAs.................................$ 4,749    $  181     3.81%    $ 5,050    $  193      3.82%   $ 5,673    $  217      3.83%
 Demand and NOW accounts...............$ 4,235    $   93     2.20%    $ 4,093    $   91      2.22%   $ 4,896    $  106      2.17%
 Certificates of deposit...............$58,483    $3,237     5.54%    $56,973    $3,146      5.52%   $55,570    $3,065      5.52%
                                       -------                        -------    ------              -------    ------
TOTAL AVERAGE DEPOSITS.................$77,126    $3,753     6.87%    $72,918    $3,637      4.99%   $72,609    $3,572      4.92%
                                       -------    ------              -------    ------              -------    ------
 FHLB advances.........................$     4        --     5.40%    $   164    $   10      6.10%   $   584    $   38      6.51%
                                       -------    ------              -------    ------              -------    ------
   TOTAL INTEREST-BEARING
    LIABILITIES........................$77,130    $3,753     4.87%    $73,082    $3,647      4.99%   $73,193    $3,610      4.93%
                                                  ------                         ------                         ------
Non-interest-bearing liabilities.......$   709                        $   805                        $   920
                                       -------                        -------                        -------
    TOTAL AVERAGE LIABILITIES..........$77,839                        $73,887                        $74,113
                                       -------                        -------                        -------
Average Retained Earnings..............$17,407                        $24,105                        $23,367
                                       -------                        -------                        -------
Total Liabilities and
    Retained Earnings..................$95,246                        $97,992    $3,410              $97,480
                                       =======                        =======    ======              =======
Net interest income....................           $2,798                                                        $3,271
                                                  ======                                                        ======
Interest rate spread...................                      2.19%                 3.58%     2.43%                          2.40%
Net interest margin....................             3.02%                                                         3.38%
Ratio of average interest-earning
   assets to average interest-                                         130.15%
   bearing liabilities................. 120.30%                                                       128.38%

--------------------------------------------------------------------------------
(1) Average loans receivable includes nonperforming loans. Interest income does not include interest on loans 90 days or more past due.
(2) Yields on average mortgage-backed and investment securities available for sale have been calculated based upon the historical cost bases of the underlying securities.

                          Yields Earned and Rates Paid

     The Company's results of operations are determined primarily by net interest income and, to a lesser extent, fee income, other operating income and operating expenses. Net interest income is determined by the interest rate spread between the yields earned on its interest-earning assets and the rate paid on interest-bearing liabilities and by the relative amounts of interest earning assets and interest-bearing liabilities.

     The following table sets forth the weighted average effective interest rate earned by the Company on its loan and investment portfolios, the weighted average effective cost of the Company's deposits and borrowings, the interest rate spread of the Company, and the net yield on weighted average interest-earning assets for the periods and at the dates indicated.


                                              Year Ended December 31,       At December 31,
                                               1996    1997     1998              1998
                                               ----    ----     ----              ----
Weighted average yield on:
   Loans receivable, net                       7.96%   8.09%    8.05%             8.00%
   Mortgage - backed securities                6.07%   6.03%    5.89%             5.79%
   Investment Securities                       5.94%   5.94%    5.80%             5.67%
   Mutual funds                                5.95%   6.04%    5.45%             5.35%
   FHLB Stock                                  7.03%   7.03%    6.73%             6.50%
   Interest - bearing deposits                 3.77%   5.29%    5.23%             5.01%

All interest - earning assets                  7.06%   7.42%    7.32%             7.23%


Weighted average rate paid on:
   Regular savings accounts                    2.51%   3.04%    2.84%             2.84%
   MMDA's                                      3.81%   3.82%    3.83%             3.84%
   Demand & NOW accounts                       2.20%   2.22%    2.17%             2.19%
   Certificates of deposit                     5.54%   5.52%    5.52%             5.38%
   FHLB Advances                               5.40%   6.10%    6.51%             6.35%

All interest-bearing liabilities               4.87%   4.99%    4.93%             4.80%

Interest rate spread (spread between
   weighted average rate on all interest-
   earning assets and all interest -bearing
   liabilities)                                2.19%   2.43%    2.40%             2.43%

Net interest margin (net interest income
   as a percentage of average interest-
   earnings assets)                            3.02%   3.58%    3.48%             3.69%

                             Rate/Volume Analysis

     The following table sets forth the effects of changing rates and volumes on the interest income and interest expense. Information is provided with respect:
(i) to effects attributable to changes in volume (changes in volume multiplied by prior rate); (ii) to effects attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) to changes in rate/volume (change in rate multiplied by change in volume).


                                          1996 Compared to 1997                      1997 Compared to 1998
                                      Increase (Decrease) Due to                   Increase (Decrease) Due to
                                  ------------------------------------------------------------------------------
                                                    Rate/                                        Rate/
                                  Rate    Volume   Volume   Total                Rate   Volume   Volume   Total
                                  -----   ------   ------   ------               ----   ------   ------   ------
                                                                        In
Interest-Earning Assets:                                             Thousands
 Loans receivable, net            $  75   $  751    $  12   $  838   ---------   ($28)  $   57      ($0)  $   29
 Mortgage-backed
     securities                     ($6)   ($106)   $   1    ($111)              ($16)   ($104)    $  2    ($118)
 Investment Securities            $   0    ($108)   $   0    ($108)              ($11)   ($260)    $  6    ($265)
  Mutual funds                    $   7    ($109)     ($2)   ($104)              ($36)  $   -0     $  0     ($36)
 FHLB stock                       $   0   $    0    $   0   $    0                ($3)    ($14)    $  1     ($16)
 Interest-bearing deposits        $  81     ($64)    ($26)    ($ 9)               ($2)  $  236      ($3)  $  230
                                  -----   ------    -----   ------              -----   ------     ----   ------
Total net change in income
    on interest-earning assets    $ 157   $  364     ($15)  $  506               ($96)    ($86)    $  6    ($176)
                                  -----   ------    -----   ------              -----   ------     ----   ------


Interest-Bearing Liabilities:
 Regular savings accounts         $  52     ($72)    ($15)    ($35)              ($14)    ($10)    $  1     ($23)
 MMDA's                           $   1   $   11    $   0   $   12              $   0   $   24     $  0   $   24
 Demand & NOW accounts            $   1      ($3)     ($0)     ($2)               ($3)  $   18      ($0)  $   15
 Certificates of deposit           ($12)    ($79)   $   0     ($91)               ($4)    ($77)    $  0     ($81)
 FHLB advances                    $   0   $    9    $   1   $   10              $   1   $   25     $  2   $   28
                                  -----   ------    -----   ------              -----   ------     ----   ------
Total net change in expense
   on interest-bearing
   liabilities                    $  42    ($134)    ($14)   ($106)              ($20)    ($20)    $  3     ($37)
                                  -----   ------    -----   ------              -----   ------     ----   ------
Net change in net interest
   income                         $ 115   $  498      ($1)  $  612               ($76)    ($66)    $  3    ($139)
                                  =====   ======    =====   ======              =====   ======     ====   ======

Asset and Liability Management

    The Company's principal financial objective is to achieve long-term profitability while reducing its exposure to fluctuating interest rates. The Company has sought to reduce exposure of its earnings to changes in market interest rates by attempting to manage the mismatch between asset and liability maturities and interest rates. The principal element in achieving this objective is to increase the interest-rate sensitivity of the Company's interest-earning assets by retaining for its portfolio loans with interest rates subject to periodic adjustment to market conditions and selling substantially all of its fixed-rate one- to four-family mortgage loans. In addition, the Company maintains an investment portfolio with adjustable-rate mortgage-backed
securities and laddered maturities in shorter-term debt securities.   The
Company relies on retail deposits as its primary source of funds. Management believes retail deposits, compared to brokered deposits, reduce the effects of interest rate fluctuations because they generally represent a more stable source of funds. As part of its interest rate risk management strategy, the Company promotes transaction accounts and certificates of deposit with terms up to four years.

   Using data from the Bank's quarterly reports to the OTS, the Company receives a report which measures interest rate risk by modeling the change in Net Portfolio Value ("NPV") over a variety of interest rate scenarios. This procedure for measuring interest rate risk was developed by the OTS to replace the "gap" analysis (the difference between interest-earning assets and interest-bearing liabilities that mature or reprice within a specific time period). NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. The calculation is intended to illustrate the change in NPV that will occur in the event of an immediate change in interest rates of at least 200 basis points with no effect given to any steps that management might take to counter the effect of that interest rate movement.

                                                        Net Portfolio as %
                              Net Portfolio Value     Portfolio Value of Assets
                              -------------------------------------------------
 Change in Rates    $ Amount  $ Change  % Change       NPV Ratio    Change
------------------  --------  --------  --------       ---------   ---------
    +400 bp           16,385  -  3,516      -18%          18.28%    - 260 bp
    +300 bp           17,540  -  2,361      -13%          19.21%    - 167 bp
    +200 bp           18,554  -  1,347       -7%          19.98%    -  90 bp
    +100 bp           19,372    -  530       -3%          20.56%    -  32 bp
      0 bp            19,901                              20.88%
    -100 bp           20,424       523       +3%          21.18%      +30 bp
    -200 bp           21,039     1,138       +6%          21.53%      +66 bp
    -300 bp           21,880     1,978      +10%          22.06%     +118 bp
    -400 bp           22,645     2,744      +14%          22.50%     +162 bp
----------------------------------------------------------------------------

   Management reviews the OTS measurements on a quarterly basis. In addition to monitoring selected measures on NPV, management also monitors effects on net interest income resulting from increases or decreases in rates. The measure is used in conjunction with NPV measures to identify excessive interest rate risk.

Liquidity and Capital Resources

    The Company's primary sources of funds are customer deposits, proceeds from principal and interest payments on the sale of loans, maturing securities and FHLB advances. While maturities and scheduled amortization of loans area predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions, and competition.

    The Company must maintain an adequate level of liquidity to ensure the availability of sufficient funds to support loan growth and deposit withdrawals, to satisfy financial commitments and to take advantage of investment opportunities. The Company generally maintains sufficient cash and short-term investments to meet short-term liquidity needs. At December 31, 1998, cash and due from depository institutions totaled $9.8 million, or 10.27% of total assets, and mutual funds and investment securities classified as available-for-sale that matured in one year or less totaled $7.1 million, or 7.44% of total assets. In addition, the Company maintains a credit facility with the FHLB which provides for immediately available advances. The Company had FHLB advances outstanding of $571,000 at December 31, 1998.

     Federal regulations require a savings institution to maintain an average daily balance of liquid assets (cash and eligible investments) equal to at least 4% of the average daily balance of its net withdrawable deposits and short-term borrowing. The Company consistently maintains liquidity levels in excess of regulatory requirements, and believes this is an appropriate strategy for proper asset and liability management. At December 31, 1998 the liquidity ratio was 21.63%.

      The Company uses its liquid resources principally to meet on-going commitments, to fund maturing certificates of deposits and deposit withdrawals, to invest, to fund existing and future loan commitments, to maintain liquidity and to meet operating expenses. The Company anticipates that it will have sufficient funds available to meet current loan commitments. At December 31, 1998 the Company had outstanding commitments to extend credit which totaled $2.6 million and lines of credit which totaled $784,000. Management anticipates that it will have sufficient funds available to meet its current loan origination commitments.

    The primary investing activity of the Company is the origination and purchase of mortgage loans. During years ended December 31, 1996, 1997, and 1998, the Company originated loans in the amounts of $18.7 million, $19.4 million, and $28.1 million, and purchased loans in the amounts of $5.6 million, $4.3 million, and $8.3 million, respectively.

    At December 31, 1998 the Company had stockholders' equity of $21.7 million, or 22.79% of total assets which was sufficient to meet all regulatory capital requirements.

Effect of Inflation and Changing Prices

    The consolidated financial statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles ("GAAP"), which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation is reflected in the increased cost of the Company's operation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Year 2000 Issues

    The Company has a Year 2000 Action Plan which management is using to identify and correct Year 2000 compliance issues. The Company has reviewed all services and operation components to identify technical and non-technical issues. Having identified internal components and external components, the Company has replaced its computer hardware with Year 2000 compliant equipment and updated software with Year 2000 compliant versions. The Company has requested third party providers to insure Year 2000 compliance with software and services and has required testing of these services to assure compliance. All third party providers have identified Year 2000 issues and are completing revisions to systems and software to become Year 2000 compliant. Testing schedules have been established with each provider.

    The primary service provider for the Company is Fiserv who provides data processing. Fiserv has provided the Company with 'proxy' test results indicating Year 2000 compliance. We will be testing our specific connectivity with Fiserv in March 1999.

    The cost incurred by the Company for Year 2000 compliance for the year ended December 31, 1998 was $72,000, most of which was capitalized for three years. Fiserv will bill for the testing costs of the data processing system at an expected cost of $7,000. Minimal other expense is projected to be incurred.

    The Company is currently in the testing phase of the Year 2000 Action Plan. This requires the testing of systems and software to insure continued service to customers until and beyond the Year 2000.

    The Company is substantially dependent on its computer systems and the computer system of Fiserv, Des Moines, the data processor for the Company. Failure to remedy Year 2000 issues could result in an interruption of service to customers and could have a material adverse financial impact on the Company.
The most likely worst-case scenario of not being Year 2000 compliant are (1) the loss of customers because of decreased levels of service, resulting in loss of revenue; (2) increased employee expense if additional staff or overtime is required to perform data processing functions currently provided by Fiserv; (3) substantial deposit outflows caused by increased withdrawal requests; (4) failure of utilities could cause substantial decrease in customer service.

    The Company is not able to estimate the potential loss of revenue due to the Year 2000 issue, since the exact impact and longevity of any potential problems cannot be predicted. However, because the majority of the loan portfolio consists of residential mortgages, management believes the Year 2000 issue will not impair these borrowers ability to repay their debt.

    The Company is preparing for the event of different systems not being Year 2000 capable as of June 30, 1999. Any system not tested or found to not be Year 2000 compliant will be handled manually or by another provider that is Year 2000 compliant. Currently the Company is on target to have testing completed during the first quarter of 1999. There can be no assurances the Company's Year 2000 Action Plan will effectively address the Year 2000 issue. Partial or total system failures would have an adverse effect on the Company's operations and could result in a material financial impact.

               [Letterhead of William Keepers LLP Appears Here]


                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors of
CNS Bancorp, Inc. and Subsidiaries

We have audited the accompanying consolidated statements of financial condition of CNS Bancorp, Inc. and subsidiaries (Company) as of December 31, 1997 and 1998, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to in the first paragraph present fairly, in all material respects, the consolidated financial position of CNS Bancorp, Inc. and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

As described in Note 1, the Company changed its method of accounting for mortgage servicing rights in 1996.

/s/ Williams-Keepers LLP
------------------------
February 5, 1999

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           December 31, 1997 and 1998

                        ASSETS                                                1997          1998
                                                                          -----------   -----------
Cash and due from depository institutions (including interest-bearing
  accounts totaling $3,112,633 in 1997 and $8,578,960 in 1998)            $ 4,490,638   $ 9,813,816
Securities available-for-sale (Note 2)                                     21,670,913    17,715,083
Stock in Federal Home Loan Bank (Note 2)                                      939,300       662,500
Loans held-for-sale, net (Note 3)                                             446,748     1,767,075
Loans receivable, net (Note 3)                                             66,512,442    61,699,912
Accrued interest receivable (Note 4)                                          616,075       561,175
Real estate owned, net (Note 5)                                               652,795       710,085
Premises and equipment, net (Note 6)                                        1,625,137     1,611,454
Income taxes (Note 7)                                                         299,784       166,356
Other assets (Note 8)                                                         636,963       693,189
                                                                        -------------   -----------
        Total assets                                                      $97,890,795   $95,400,645
                                                                        =============   ===========
        LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits (Note 10)                                                        $72,882,810   $72,689,165
Borrowed funds (Note 11)                                                      595,985       570,983
Advances from borrowers for taxes and insurance                                28,829        34,287
Accrued expenses and other liabilities                                        459,045       365,419
                                                                        -------------   -----------
        Total liabilities                                                  73,966,669    73,659,854
                                                                        -------------   -----------

Stockholders' equity
Common stock, $.01 par value:
  Authorized, 6,000,000 shares; 1,653,125 shares issued                        16,531        16,531
Additional paid-in capital                                                 16,023,150    16,121,656
Retained earnings, substantially restricted (Notes 12, 13)                 10,544,892    11,007,233
Deferred compensation - Employee Stock Ownership Plan (ESOP)
  (Note 14)                                                                (1,082,640)     (951,361)
Deferred compensation - Management Recognition and Development
  Plan (MRDP) (Note 14)                                                      (929,883)     (723,243)
Stock held in trust for Executive Deferred Compensation Plan (Note 15)       (162,396)      (94,258)
Treasury stock, 201,079 shares at cost                                              -    (3,182,279)
Accumulated other comprehensive income                                       (485,528)     (453,488)
                                                                        -------------   -----------
        Total stockholders' equity                                         23,924,126    21,740,791
                                                                        -------------   -----------
        Total liabilities and stockholders' equity                        $97,890,795   $95,400,645
                                                                        =============   ===========


            The notes to consolidated financial statements are an
                      integral part of these statements.

                      CNS BANCORP, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                 Years Ended December 31,  1996, 1997 and 1998


INTEREST INCOME                                       1996        1997        1998
                                                   ----------  ----------  ----------
  Mortgage loans                                   $4,316,254  $5,070,798  $5,099,846
  Consumer and other loans                            120,164     202,896     202,899
  Investment securities                               644,656     537,151     369,543
  Mortgage-backed securities                          804,073     692,680     575,329
  Other interest-earning assets                       666,226     553,648     633,251
                                                   ----------  ----------  ----------
          Total interest income                     6,551,373   7,057,173   6,880,868
                                                   ----------  ----------  ----------

INTEREST EXPENSE
  Deposits                                          3,752,985   3,636,701   3,572,420
  Borrowed funds (Note 11)                                222      10,298      37,638
                                                   ----------  ----------  ----------
          Total interest expense                    3,753,207   3,646,999   3,610,058
                                                   ----------  ----------  ----------
          Net interest income                       2,798,166   3,410,174   3,270,810

PROVISION FOR LOAN LOSSES (Note 3)                     63,668       5,000      62,889
                                                   ----------  ----------  ----------
          Net interest income after provision
             for loan losses                        2,734,498   3,405,174   3,207,921
                                                   ----------  ----------  ----------
NON-INTEREST INCOME
  Loan servicing fees                                  51,980      64,389     132,430
  Income (loss) from real estate owned (Note 5)       189,960      11,790      (4,040)
  Net gain on sale of assets (Note 16)                 34,451      17,714     345,285
  Other (Note 17)                                     112,014     107,059      96,277
                                                   ----------  ----------  ----------
          Total non-interest income                   388,405     200,952     569,952
                                                   ----------  ----------  ----------
NON-INTEREST EXPENSE
  Compensation and benefits                         1,065,289   1,343,923   1,385,382
  Occupancy and equipment                             241,374     246,300     254,875
  Deposit insurance premiums (Note 19)                677,395      46,873      44,519
  Other (Note 17)                                     510,416     659,466     643,701
                                                   ----------  ----------  ----------
          Total non-interest expense                2,494,474   2,296,562   2,328,477
                                                   ----------  ----------  ----------
          Income before income taxes                  628,429   1,309,564   1,449,396
PROVISION FOR INCOME TAXES (Note 7)                   205,643     445,264     587,014
                                                   ----------  ----------  ----------
          Net income                               $  422,786  $  864,300  $  862,382
                                                   ==========  ==========  ==========

          Earnings per share (Note 18)             $        -       $0.56       $0.58
                                                   ==========  ==========  ==========

          Diluted earnings per share (Note 18)     $        -       $0.52       $0.54
                                                   ==========  ==========  ==========

            The notes to consolidated financial statements are an
                      integral part of these statements.

                      CNS BANCORP, INC. AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 Years Ended December 31, 1996, 1997 and 1998

                                         Common Stock
                                   -----------------------
                                                                Additional                        Deferred         Deferred
                                                                 Paid-in         Retained       Compensation     Compensation
                                      Shares       Amount        Capital         Earnings           ESOP             MRDP
                                   -----------   ---------    -------------   -------------    ------------     ------------
Balance, December 31, 1995                   -    $      -     $          -    $  9,697,118     $         -      $         -
Net proceeds from common
 stock issued in conversion          1,653,125      16,531       15,983,295               -      (1,322,500)               -
Compensation expense recognized
 for ESOP                                    -           -           20,207               -          73,089                -
Value of Company stock
 acquired for executive deferred
 compensation plan                           -           -                -               -               -                -
Dividends ($ .05 per share)                  -           -                -         (75,624)              -                -
Net income                                   -           -                -         422,786               -                -
Net change in unrealized
 loss on securities
 available-for-sale, net
 of deferred taxes                           -           -                                -               -                -
                                     ---------     -------      -----------    ------------    ------------      -----------
Balance, December 31, 1996           1,653,125      16,531       16,003,502      10,044,280      (1,249,411)               -
Establishment of MRDP                        -           -                -               -               -       (1,033,203)
Compensation expense                         -           -          117,389               -         166,771                -
 recognized for  ESOP
Compensation expense                         -           -                -               -               -          103,320
 recognized for  MRDP
Valuation adjustment for                     -           -          (97,741)              -               -                -
 MRDP trust receivable
Earnings on the executive                    -           -                -               -               -                -
 deferred compensation plan
Dividends ($ .22 per share)                  -           -                -        (363,688)              -                -
Net income                                   -           -                -         864,300               -                -
Net change in unrealized
 loss on securities
 available-for-sale, net
 of deferred taxes                           -           -                -               -               -                -
                                     ---------     -------      -----------    ------------    ------------       ----------
Balance, December 31, 1997           1,653,125      16,531       16,023,150      10,544,892      (1,082,640)      $ (929,883)

                                     Stock Held In
                                       Trust For
                                      Executive                           Accumulated
                                       Deferred                              Other                           (Memo)
                                     Compensation         Treasury       Comprehensive                   Comprehensive
                                         Plan              Stock            Income           Total           Income
                                     -------------       ----------      -------------   ------------   ---------------
Balance, December 31, 1995           $         -          $       -      $    (517,247)  $ 9,179,871    $          -
Net proceeds from common
 stock issued in conversion                    -                  -                  -    14,677,326               -
Compensation expense recognized
 for  ESOP                                     -                  -                  -        93,296               -
Value of Company stock
 acquired for executive deferred
 compensation plan                      (127,428)                 -                  -      (127,428)              -
Dividends ($ .05 per share)                    -                  -                  -       (75,624)              -
Net income                                     -                  -                  -       422,786         422,786
Net change in unrealized
 loss on securities
 available-for-sale, net
 of deferred taxes                             -                  -             29,051        29,051          29,051
                                    ------------         ----------           --------    ----------       ---------
Balance, December 31, 1996              (127,428)                 -           (488,196)   24,199,278       $ 451,837
                                                                                                           =========
Establishment of MRDP                          -                  -                  -    (1,033,203)      $       -
Compensation expense
 recognized for  ESOP                          -                  -                  -       284,160               -
 Compensation expense
 recognized for  MRDP                          -                  -                  -       103,320               -
Valuation adjustment for
 MRDP trust receivable                         -                  -                  -       (97,741)              -
Earnings on the executive                (34,968)                 -                  -       (34,968)              -
 deferred compensation plan
Dividends ($ .22 per share)                    -                  -                  -      (363,688)              -
Net income                                     -                  -                  -       864,300         864,300
Net change in unrealized
 loss on securities
 available-for-sale, net
 of deferred taxes                             -                  -              2,668         2,668           2,668
                                    ------------         ----------          ---------   -----------       ---------
Balance, December 31, 1997              (162,396)                 -           (485,528)   23,924,126       $ 866,968
                                                                                                           =========

                The notes to consolidated financial statements
                   are an integral part of these statements.

                      CNS BANCORP, INC. AND SUBSIDIARIES

                 Years Ended December 31, 1996, 1997 and 1998

                                         Common Stock
                                   -----------------------
                                                                Additional                        Deferred         Deferred
                                                                 Paid-in         Retained       Compensation     Compensation
                                      Shares       Amount        Capital         Earnings           ESOP             MRDP
                                   -----------   ---------    -------------   --------------    ------------     ------------
Compensation expense
 recognized for  ESOP                       -          -           80,503                 -        131,279                -
Compensation expense
 recognized for  MRDP                       -          -                -                 -              -           206,640
Valuation adjustment for
 MRDP trust receivable                      -          -           18,003                 -              -                 -
Net change in executive
 deferred compensation plan                 -          -                -                 -              -                 -
Dividends paid ($ .27 per
 share)                                     -          -                -          (400,041)             -                 -
Acquisition of 201,079
 common shares to be held as
 treasury stock                             -          -                -                 -              -                 -
Net income                                  -          -                -           862,382              -                 -
Net change in unrealized
 loss on securities
 available-for-sale, net
 of deferred taxes                          -          -                -                 -              -                 -
                                   -----------   ---------    -------------   --------------    ------------     ------------
Balance, December 31, 1998          1,653,125    $16,531      $  16,121,656   $   11,007,233    $  (951,361)     $  (723,243)
                                   ===========   =========    =============   ==============    ============     ============
                                     Stock Held In
                                       Trust For
                                      Executive                           Accumulated
                                       Deferred                              Other                           (Memo)
                                     Compensation         Treasury       Comprehensive                   Comprehensive
                                         Plan              Stock            Income           Total           Income
                                     -------------       ----------      -------------   ------------   ---------------
Compensation expense                             -              -                   -        211,782          $      -
 recognized for  ESOP
Compensation expense
 recognized for  MRDP                            -              -                   -        206,640                 -
Valuation adjustment for
 MRDP trust receivable                           -              -                   -         18,003                 -
Net change in executive
 deferred compensation plan                 68,138              -                   -         68,138                 -

Dividends paid ($ .27 per
 share)                                          -               -                  -       (400,041)                -
Acquisition of 201,079
 common shares to be held as
 treasury stock                                  -      (3,182,279)                 -     (3,182,279)                -
Net income                                       -               -                  -        862,382           862,382
Net change in unrealized
 loss on securities
 available-for-sale, net
 of deferred taxes                               -               -             32,040         32,040            32,040
                                       -----------     -----------        -----------    -----------        ----------
Balance, December 31, 1998               $ (94,258)    $(3,182,279)       $  (453,488)   $21,740,791          $894,422
                                       ===========     ===========        ===========    ===========        ==========

                The notes to consolidated financial statements
                   are an integral part of these statements.

                      CNS BANCORP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 Years Ended December 31, 1996, 1997 and 1998

CASH FLOWS FROM OPERATING ACTIVITIES                                 1996           1997          1998
                                                                ------------   -----------   ------------
  Net income                                                    $    422,786   $   864,300   $    862,382
  Adjustments to reconcile net income to net cash
    flows provided by operating activities:
     Compensation expense - ESOP                                      93,296       284,160        211,782
     Compensation expense - MRDP                                           -       103,320        206,640
     Amortization of premiums on
        securities available-for-sale                                 15,060        23,666         75,833
     Proceeds from the sale of loans held-for-sale                 4,081,012     1,523,816     18,899,608
     Origination of loans held-for-sale                           (5,295,676)   (1,057,990)   (20,112,977)
     Depreciation                                                    133,872       127,900        128,345
     Provision for losses on loans and real
       estate owned                                                   63,668         5,000         67,989
     Loss on sale of securities available-for-
        sale                                                          45,617             -         13,414
     Gain on sale of real estate owned                              (200,716)            -              -
     Gain on sales of loans held-for-sale                            (41,752)      (17,714)      (106,958)
  Adjustments for (increases) decreases in operating
    assets and increases (decreases) in operating
    liabilities:
     Other assets                                                    (60,746)     (484,187)        16,677
     Accrued expenses and other liabilities                           84,397       115,055        (93,626)
     Income taxes receivable                                          70,847       184,568        112,065
                                                                ------------   -----------   ------------
       Net cash (used) provided by operating
         activities                                                 (588,335)    1,671,894        281,174
                                                                ------------   -----------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Loan (originations) payments, net of principal
    repayments                                                    (1,690,300)   (1,545,170)    12,951,379
  Purchases of:
     Loans receivable                                             (5,591,255)   (4,315,320)    (8,252,738)
     Securities available-for-sale                               (14,889,757)   (2,401,243)    (2,050,000)
  Proceeds from maturity of:
     Securities available-for-sale                                 9,027,877     8,285,624      5,878,401
     Securities held-to-maturity                                           -             -        276,800
  Proceeds from sales of securities available-for-sale             3,655,781             -         91,585
  Purchase of real estate held for investment                              -      (897,543)       (11,390)
  Proceeds from sales of real estate owned                           358,421       244,748              -
  Purchase of premises and equipment                                 (27,574)      (95,616)      (114,662)
                                                                ------------   -----------   ------------
       Net cash (used) provided by investing
         activities                                             $ (9,156,807)  $  (724,520)  $  8,769,375
                                                                ------------   -----------   ------------



                The notes to consolidated financial statements
                   are an integral part of these statements.

                      CNS BANCORP, INC. AND SUBSIDIARIES

                 Years Ended December 31, 1996, 1997, and 1998



CASH FLOWS FROM FINANCING ACTIVITIES                                  1996           1997           1998
                                                                  ------------   -----------   ------------
Net (decrease) increase in deposits                               (3,050,486)        2,379       (193,645)
Net increase (decrease) in borrowed funds                                  -       595,985        (25,002)
Net increase (decrease) in advance payments by
   borrowers                                                          (5,742)      (28,470)         5,458
Net proceeds from stock issuance                                  14,677,326             -              -
Change in Company stock held in trust for executive
  deferred compensation plan                                         (84,250)      (34,968)        68,138
Funding provided to MRDP trust                                             -    (1,200,000)             -
Purchase of treasury stock                                                 -             -     (3,182,279)
Dividends                                                            (75,624)     (363,688)      (400,041)
                                                                ------------   -----------   ------------
       Net cash (used) provided by financing
        activities                                                11,461,224    (1,028,762)    (3,727,371)
                                                                 ------------   -----------   ------------
       Increase (decrease) in cash and cash                        1,716,082       (81,388)     5,323,178
         equivalents
Cash and cash equivalents at beginning of year                     2,855,944     4,572,026      4,490,638
                                                                ------------   -----------   ------------
Cash and cash equivalents at end of year                        $  4,572,026   $ 4,490,638   $  9,813,816
                                                                ============   ===========   ============
Cash paid for:
  Interest                                                      $  3,784,173   $ 3,831,630   $  3,606,418
  Income taxes                                                  $    131,988   $   235,328   $    577,128
Non-cash transactions:
  Valuation adjustment for MRDP trust receivable                $          -   $    97,741   $     18,003
  Transfer from loans receivable to foreclosed real
   estate                                                       $          -   $         -   $     51,000
  Exchange of common stock for loan receivable from
    ESOP                                                        $  1,322,500   $         -   $          -




                The notes to consolidated financial statements
                   are an integral part of these statements.

                      CNS BANCORP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of operations: CNS Bancorp, Inc. (Company) is a Delaware corporation incorporated on January 16, 1996, for the purpose of becoming the holding company of City National Savings Bank, FSB (Bank).The Bank was formerly known as City National Savings and Loan Association prior to its March 1, 1995 conversion from a state to a federal charter. On June 16, 1996, the Bank converted from a mutual to a stock form of ownership and the Company completed its initial public offering with one-half of the net proceeds used to acquire all of the issued and outstanding capital stock of the Bank.

The Bank provides a variety of financial services to individuals and corporate customers through its headquarters office in Jefferson City, Missouri, and its four branches in Jefferson City, California, Tipton and Waynesville, Missouri. The Bank's primary deposit products are interest-bearing checking and savings accounts and certificates of deposit. Its primary lending products are one-to four-family residential loans.

Principles of consolidation: The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, the Bank. The Bank's wholly-owned subsidiary is Parity Insurance Agency, Inc. and its wholly-owned subsidiary is City National Real Estate, Inc. The Bank's subsidiaries have been relatively inactive in recent years, but are authorized to sell insurance products as well as develop and sell real estate.

Use of estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate owned held-for-sale. In connection with the determination of the allowances for losses on loans and real estate owned held-for-sale, management obtains independent appraisals for significant properties.

A majority of the Bank's loan portfolio consists of one-to four-family residential loans in the Central Missouri area. The Central Missouri economy is primarily dependent upon state government and, to a lesser extent, upon light manufacturing and agriculture. Accordingly, the ultimate collectibility of a substantial portion of the Bank's portfolio is susceptible to changes in local market conditions.

While management uses available information to recognize losses on loans and foreclosed real estate, future changes to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and foreclosed real estate. Such agencies may require the Bank to make changes to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, the likelihood of a material change in the allowances for losses on loans and real estate owned held-for-sale is more than remote.

Regulation: The Bank is subject to examination and regulation by the Office of Thrift Supervision (OTS) and the Federal Deposit Insurance Corporation (FDIC).

Cash and cash equivalents: Cash and cash equivalents are composed of cash, Federal Home Loan Bank (FHLB) daily time deposits, certificates of deposit and due from depository institutions. The Bank considers all highly liquid debt instruments with original maturities when purchased of three months or less to be cash equivalents.

Securities available-for-sale: Securities available-for-sale consist of mutual funds, bonds, notes, debentures, and mortgage-backed securities not classified as trading securities nor as held-to-maturity securities.

Unrealized gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of stockholders' equity until realized.

Any declines in the fair value of individual available-for-sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses.

Gains and losses on the sale of securities available-for-sale are determined using the specific-identification method.

Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

Loans held-for-sale: Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Gains and losses on the sales of these loans are included as non-interest income.

Loans receivable: Loans receivable that management has the intent and ability to hold until maturity or pay-off are reported at their outstanding principal balances adjusted for any charge-offs, the allowance for loan losses, any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. Discounts and premiums on purchased loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Commitment fees and costs relating to commitments, the likelihood of exercise of which is remote, are recognized over the commitment period on a straight-line basis. If the commitment is subsequently exercised during the commitment period, the remaining unamortized commitment fee at the time of exercise is recognized over the life of the loan as an adjustment of yield.

Uncollectible interest on loans that are contractually past due is charged off, or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued and outstanding. Income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status.

The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management utilizes a systematic, documented approach in determining the appropriate level of the allowance for loan losses. Management's approach, which provides for general and specific allowances, is based, among other factors, on the Bank's past loan loss and collection experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

Management applies its normal loan review procedures in determining when a loan is impaired. Management considers impaired loans to be all loans classified as substandard, doubtful, or loss except for smaller balance homogeneous loans (primarily consumer installment loans) which are collectively evaluated for impairment. Impaired loans are charged off when deemed to be uncollectible by management.

Management has elected to continue to use its existing nonaccrual methods for recognizing interest income on impaired loans.

Real estate owned: Real estate properties acquired through, or in lieu of, loan foreclosure and held-for-sale are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Increases or decreases in the valuation allowance are charged or credited to income from real estate owned.

Foreclosed assets held for the production of income are carried at cost, less accumulated depreciation, computed principally by the straight-line method over the estimated useful lives of the depreciable assets.

Real estate properties acquired for investment are carried at the lower of cost, including cost of improvements and amenities incurred subsequent to acquisition, or net realizable value. Costs relating to development and improvement of property are capitalized, whereas costs relating to the holding of property are expensed. The portion of interest costs relating to the development of real estate is capitalized.

Valuations are periodically performed by management, and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its estimated net realizable value.

Premises and equipment: Land is carried at cost. Buildings and furniture, fixtures, and equipment are carried at cost, less accumulated depreciation and amortization computed principally by the straight-line method over the estimated useful lives of the assets.

Loan servicing: Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standard (SFAS) No. 122, Accounting for Mortgage Servicing Rights (an amendment of SFAS No. 65). Effective January 1, 1997, the Company adopted SFAS No. 125, Accounting For Transfers and Servicing of Financial Assets and Extinguishment of Liabilities, which superceded SFAS No. 122. The adoption of these statements did not have a material effect on the Company's financial condition or operating results for 1996 or 1997. These pronouncements require that rights to service mortgage loans for others be recognized as separate assets, with such rights evaluated for impairment based on the fair value of such rights.

The cost of mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate. For purposes of measuring impairment, the rights are stratified based on the following predominant risk characteristics of the underlying loans: loan type, interest rate, and term. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights for a stratum exceed their fair value.

Income taxes: Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized and settled. As changes in tax law or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Employee stock ownership plan: In conjunction with the Bank's conversion, the Company formed an ESOP for the benefit of eligible employees. Common stock of the Company acquired for the ESOP is recorded as deferred compensation, which is a reduction to stockholders' equity. ESOP shares are considered uncommitted until such time the shares are released (committed) to the ESOP trustee for distribution to the plans' participants. As the committed shares are released, compensation expense is recognized for the then fair value of the stock and deferred compensation for the committed shares is reduced by the amount of the shares' acquisition cost. Any difference between the acquisition cost and the then fair value is credited or charged to additional paid-in capital. Dividends paid on uncommitted ESOP shares are recognized as compensation expense and dividends paid on allocated shares are recognized as a reduction of retained earnings.

Earnings per share: Earnings per share of common stock have been computed on the basis of the weighted average number of shares of common stock outstanding, including committed ESOP shares and treasury stock. Uncommitted ESOP shares and granted stock options are included in the weighted average number of common shares outstanding for computing diluted earnings per share.

Advertising: The Company expenses the production costs of advertising as incurred.

Comprehensive income: The Company adopted SFAS No. 130, Reporting Comprehensive Income, as of January 1, 1998. Accounting principles generally require that recognized revenues, expenses, gains and losses be included in net income. Although certain changes in net assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the statement of financial condition, such items, along with net income, are components of comprehensive income. The adoption of SFAS No. 130 had no effect on the Company's net income or stockholders' equity.

The Company has elected to report its comprehensive income in the consolidated statement of stockholders' equity. The only element of other comprehensive income that the Company has is the unrealized gain or losses on available-for-sale securities. The 1996 and 1997 financial statements have been reclassified to reflect these changes in reporting formats.

The components of other comprehensive income and related tax effects for the years ended are as follows:

                                                  1996       1997      1998
                                              ----------   -------   --------
Unrealized holdings gains (losses) on
 available-for-sale securities                $   (1,600)  $ 4,042   $ 35,131


Reclassification adjustment for losses
 (gains) realized in income                       45,617         -     13,414
                                              ----------   -------   --------
Net unrealized gain                               44,017     4,042     48,545

Tax effect                                       (14,966)   (1,374)   (16,505)
                                              ----------   -------   --------
Net-of-tax amount                             $   29,051   $ 2,668   $ 32,040
                                              ==========   =======   ========

2. SECURITIES

The amortized cost and fair values of investment securities at December 31 are as follows:

                                                                  Gross       Gross
                                                    Amortized   Unrealized  Unrealized     Fair
                 1997                                  Cost        Gains       Losses      Value
                                                 -------------  ----------  ----------  -----------
Available-for-Sale

Mutual funds, which invest in adjustable rate
  mortgage-backed securities of U.S. government
  agencies and short-term government debt
  securities                                     $   5,990,000  $        -  $  613,549  $ 5,376,451

U.S. government and federal agency                   5,800,037       7,792       2,123    5,805,706

Mortgage-backed securities of U.S. government
  agencies                                          10,690,092      25,759     227,095   10,488,756
                                                 -------------  ----------  ----------  -----------
                                                 $  22,480,129  $   33,551  $  842,767  $21,670,913
                                                 =============  ==========  ==========  ===========

                                                                  Gross       Gross
                                                    Amortized   Unrealized  Unrealized     Fair
             1998                                     Cost        Gains       Losses       Value
                                                 -------------  ----------  ----------  -----------
Available-for-Sale

Mutual funds, which invest in adjustable rate
  mortgage-backed securities of U.S. government
  agencies and short-term government debt
  securities                                     $   5,885,000  $        -  $  575,000  $ 5,310,000

U.S. government and federal agency                   3,850,686      18,591           -    3,869,277

Mortgage-backed securities of U.S. government
  agencies                                           8,735,210       5,349     204,753    8,535,806
                                                 -------------  ----------  ----------  -----------
                                                 $  18,470,896     $23,940  $  779,753  $17,715,083
                                                 =============  ==========  ==========  ===========

Gross realized and unrealized gains and losses on sales of securities available-for-sale for the year ended and as of December 31 were as follows:

                                                        1996                    1997                    1998
                                                   -----------            ------------            ------------
Gross realized gains                               $       303            $          -            $          -
Gross realized losses                                  (45,920)                      -                 (13,414)
                                                   -----------            ------------            ------------
       Net (loss) on sale of securities (Note 16)  $   (45,617)           $          -            $    (13,414)
                                                   ===========            ============            ============

Gross unrealized gains                             $    48,778            $     33,551            $     23,937
Gross unrealized losses                               (862,438)               (842,767)               (779,753)
                                                   -----------            ------------            ------------
       Net unrealized losses                          (813,660)               (809,216)               (755,816)
Deferred tax asset (Note 7)                            325,464                 323,688                 302,328
                                                   -----------            ------------            ------------
       Unrealized loss on securities available-
         for-sale, net of deferred taxes           $   (488,196)          $   (485,528)           $   (453,488)
                                                   ============           ============            ============

The amortized cost and fair value of securities available-for-sale at December 31, 1998, by contractual maturity are shown below. Expected maturities will differ from contractual maturities as securities may have the right to call or prepay with or without call or prepayment penalties.


Amounts maturing in:                       Amortized Cost  Fair Value
                                           --------------  -----------
One year or less                              $ 1,800,641  $ 1,809,025
More than one year less than five years         2,050,045    2,060,252
Mortgage-backed securities                      8,735,210    8,535,806
Mutual funds                                    5,885,000    5,310,000
                                           --------------  -----------
                                              $18,470,896  $17,715,083
                                           ==============  ===========

The investment in FHLB stock of $939,300 and $662,500 at December 31, 1997 and 1998, respectively, is recorded at cost and is considered a restricted asset.

The Bank has pledged certain mortgage-backed securities to secure advances from the FHLB. At December 31, 1997 and 1998, these pledged assets had a carrying value of $1,814,862 and $1,683,476, respectively.

3. LOANS RECEIVABLE

Loans receivable at December 31 are summarized as follows:

                                                 1997         1998
                                              -----------  -----------
Mortgage loans (principally conventional):
  One-to four-family residences               $52,265,708  $45,495,028
  Other properties                             12,269,200   13,007,630
  Construction loans                            1,619,797    3,087,108
  Land                                            108,699       69,176
                                              -----------  -----------
                                               66,263,404   61,658,942
Less:
  Undisbursed portion of mortgage loans         1,287,231    2,239,218
  Net deferred loan-origination fees               14,125       10,203
                                              -----------  -----------
Net mortgage loans                             64,962,048   59,409,521
                                              -----------  -----------
Commercial loans                                  424,669    1,156,858
                                              -----------  -----------
Consumer and other loans:
  Automobile                                      401,483      512,494
  Manufactured home                                47,595       46,234
  Share loans                                     651,273      613,994
  Other                                           412,823      370,609
                                              -----------  -----------
                                                1,513,174    1,543,331
                                              -----------  -----------
Net loans before allowance for loan losses     66,899,891   62,109,710
Less allowance for loan losses                    387,449      409,798
                                              -----------  -----------
Loans receivable, net                         $66,512,442  $61,699,912
                                              ===========  ===========


Loans held-for-sale of $446,748 and $1,767,075 at December 31, 1997 and 1998, respectively, are carried at cost, which approximated market value at year-end.

Activity in the allowance for loan losses is summarized as follows for the years ended December 31:

                                 1996      1997      1998
                               --------  --------  --------
Beginning balance              $318,781  $382,449  $387,449
Provision charged to income      63,668     5,000    62,889
Charge-offs                           -         -   (40,540)
                               --------  --------  --------
Ending balance                 $382,449  $387,449  $409,798
                               ========  ========  ========

Loans to directors and executive officers approximated $462,000 and $522,000 as of December 31, 1997 and 1998, respectively.

The following information relates to impaired loans as of and for the years ended December 31, 1997 and 1998:

                                                                              1997      1998
                                                                          ----------  --------
Recorded investment in impaired loans for which a valuation allowance of
$10,000 is provided for both 1997 and 1998, based upon the measure of
the loan's fair value of underlying collateral                            $   18,970  $ 19,270

Recorded investment in impaired loans for which there is no need for a valuation allowance, based upon the measure of the loan's fair value of
underlying collateral                                                        198,495   156,103
                                                                          ----------  --------
          Total recorded investment in impaired loans                     $  217,465  $175,373
                                                                          ==========  ========
Average recorded investment in impaired loans                             $  336,780  $156,302
                                                                          ==========  ========

Interest income recognized for cash payments received on impaired loans during 1997 and 1998 totaled $15,187 and $10,466, respectively.

4. ACCRUED INTEREST RECEIVABLE

Accrued interest receivable at December 31 is summarized as follows:

                                              1997      1998
                                            --------  --------
Investment securities                       $158,292  $ 94,563
Mortgage-backed securities                    78,632    65,473
Loans receivable and loans held-for-sale     379,151   401,139
                                            --------  --------
                                            $616,075  $561,175
                                            ========  ========

5. REAL ESTATE OWNED

Real estate owned consisted of the following at December 31:

                                          1997      1998
                                      ---------  ---------
Real estate acquired for investment   $ 652,795  $ 664,185
Foreclosed real estate held-for-sale          -     51,000
                                      ---------  ---------
                                        652,795    715,185
Allowance for losses                          -     (5,100)
                                      ---------  ---------
                                      $ 652,795  $ 710,085
                                      ========== =========

The real estate acquired for investment consists of an equity interest in a joint venture engaged in the development of residential real estate.

Income (loss) from real estate owned for the years ended December 31 is as follows:

                                               1996      1997      1998
                                             --------   -------  -------
Income (loss) from real estate owned, net    $(10,756)  $11,790  $(4,040)
Net gain on sale of real estate owned         200,716         -        -
                                             --------   -------  -------
                                             $189,960   $11,790  $(4,040)
                                             ========   =======  =======

Depreciation expense on foreclosed real estate held for the production of income for the years ended December 31, 1996, 1997, and 1998 totaled $4,282, $0, and $0, respectively.

Activity in the allowance for losses for real estate owned for the years ended December 31 is as follows:

                                                   Real Estate
                                     Foreclosed   Acquired for
                                    Real Estate    Investment       Total
                                    -----------   ------------   -----------
Balance at December 31, 1995        $    18,015    $ 1,250,000   $ 1,268,015
Elimination of allowance due to
 sale of real estate owned              (18,015)             -       (18,015)
                                    -----------   ------------   -----------
Balance at December 31, 1996                  -      1,250,000     1,250,000
Elimination of allowance due to
 sale of real estate owned                    -     (1,250,000)   (1,250,000)
                                    -----------   ------------   -----------
Balance at December 31, 1997                  -              -             -
Provision for loss                        5,100              -         5,100
                                    -----------   ------------   -----------
Balance at December 31, 1998        $     5,100   $          -   $     5,100
                                    ===========   ============   ===========

6. PREMISES AND EQUIPMENT

Premises and equipment at December 31 are summarized as follows:

                                         1997          1998
                                     -----------   -----------
Land                                 $   237,356   $   237,356
Buildings                              2,115,372     2,131,701
Furniture, fixtures and equipment        510,255       487,410
                                     -----------   -----------
                                       2,862,983     2,856,467
Accumulated depreciation              (1,237,846)   (1,245,013)
                                     -----------   -----------
                                     $ 1,625,137   $ 1,611,454
                                     ===========   ===========

Depreciation expense for the years ended December 31, 1996, 1997, 1998 totaled $133,872, $127,900, and $128,345, respectively.


7. INCOME TAXES

The Company and its subsidiaries file consolidated federal income tax and individual state tax returns on a calendar year basis. Historically, the Bank was allowed a special bad-debt deduction based on a percentage of taxable income or on specified experience formulas. The Small Business Job Protection Act of 1996 repealed the percentage of taxable income method of computing bad debt deductions for tax years beginning after December 31, 1995. Effective 1996, the Bank was required to compute its bad debt deduction based on specified experience formulas.

The Small Business Job Protection Act of 1996 also required the Bank to bring into taxable income post-1987 tax bad debt reserves. Tax on this income will be payable over a six year period beginning in 1998 and is included in deferred taxes in the accompanying consolidated statements of financial condition.

Generally accepted accounting principles allow an exception to providing a deferred tax liability on bad debt reserves for tax purposes of qualified thrift lenders such as the Bank that arose in fiscal years beginning before December 31, 1987. Such bad debt reserve for the Bank amounted to approximately $2,932,000 with an income tax effect of approximately $997,000 at December 31, 1998. This bad debt reserve would become taxable if the Bank does not maintain certain qualifying assets as defined, if the reserve is charged for other than bad debt losses, or if the Bank does not maintain its thrift charter.

Income taxes receivable (payable) at December 31 are summarized as follows:

                                     1997        1998
                                  ---------   ---------
Current                           $(156,219)  $(166,105)
Deferred                            456,003     332,461
                                  ---------   ---------
       Income taxes receivable    $ 299,784   $ 166,356
                                  =========   =========

The consolidated provision (benefit) for income taxes consisted of the following for the years ended December 31:

                                       1996       1997      1998
                                     --------   --------  --------
Federal:
  Current                            $218,678   $293,982  $397,793
  Deferred                            (39,564)   111,541   123,542
                                     --------   --------  --------
                                      179,114    405,523   521,335
State:
  Current                              26,529     39,741    65,679
                                     --------   --------  --------
       Provision for income taxes    $205,643   $445,264  $587,014
                                     ========   ========  ========

The reasons for the differences between the statutory federal income tax rates and the effective tax rates are summarized as follows:

                                        1996    1997    1998
                                      ------   -----   -----
Statutory federal income tax rates      34.0 %  34.0 %  34.0 %
Increase (decrease) resulting from:
  State income taxes                     4.5 %   6.2 %   4.8 %
  Tax-exempt interest                   (3.6)%  (1.4)%  (0.8)%
  Other                                 (2.2)%  (4.8)%   2.5 %
                                      ------   -----   -----
                                        32.7 %  34.0 %  40.5 %
                                      ======   =====   =====

The tax effects of temporary differences between the financial reporting basis and income tax basis of assets and liabilities that are included in the net deferred tax asset at December 31 relate to the following:

                                               1997      1998
                                             --------  --------
Deferred tax assets:
  Allowances for losses on loans             $ 67,162  $ 95,126
  Deferred compensation                        55,216    46,464
  Unrealized loss on securities
    available-for-sale (Note 2)               323,688   302,328
  Contribution carryforward                   290,335   276,430
  Other                                         6,521    21,253
                                             --------  --------
       Total deferred tax assets              742,922   741,601
                                             --------  --------
Deferred tax liabilities:
  FHLB stock dividends                        111,671   127,305
  Cash/accrual differences                      9,806     7,492
  Involuntary conversion                      151,656   166,684
  Mortgage servicing rights                    13,786   107,659
                                             --------  --------
       Total deferred tax liabilities         286,919   409,140
                                             --------  --------
       Net deferred tax asset                $456,003  $332,461
                                             ========  ========

8. OTHER ASSETS

Other assets at December 31 are summarized as follows:

                                                               1997      1998
                                                             --------  --------
Equity interest in joint venture partnership
   (residential construction)                                $382,418  $219,616
Receivable from MRDP revocable trust (Note 14)                 69,056         -
Mortgage servicing rights, net (Note 9)                        33,156   277,757
Miscellaneous                                                 152,333   195,816
                                                             --------  --------
                                                             $636,963  $693,189
                                                             ========  ========


9. LOAN SERVICING

Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balance of mortgage loans serviced for others was $20,755,283 and $33,065,560 at December 31, 1997 and 1998, respectively.

Custodial escrow balances maintained in connection with the foregoing loan servicing were $11,253 and $29,206 at December 31, 1997 and 1998, respectively.

Mortgage servicing rights of $28,421 and $251,747 were capitalized in 1997 and 1998, respectively. Amortization of mortgage servicing rights totaled $4,349 and $7,146 in 1997 and 1998, respectively. The unamortized balance of $33,156 and $277,757 approximated the fair value of such rights at December 31, 1997 and 1998, respectively, and is included in other assets in the accompanying consolidated statement of financial condition.


10. DEPOSITS

Deposits at December 31 are summarized as follows:

                       1997         1998
                    -----------  -----------
Demand deposits     $   480,426  $   945,322
Savings deposits     16,093,089   17,092,782
Time deposits        56,309,295   54,651,061
                    -----------  -----------
                    $72,882,810  $72,689,165
                    ===========  ===========

The aggregate amount of short-term certificates of deposit with a minimum denomination of $100,000 was approximately $2,967,000 and $2,755,000 at December 31, 1997 and 1998, respectively. The portions of deposits which exceed $100,000 are not federally insured.

At December 31, 1998, scheduled maturities of time deposits are as follows:

                            Year Ending December 31,
                   -------------------------------------------   -----------
Interest Rates:         1999        2000      2001     2002         Total
                   -----------  -----------  -----  ----------  -----------
  0.0 to 3.99%     $    13,094  $         -  $   -  $        -  $    13,094
  4.0 to 4.99%       9,465,444    1,378,842      -     206,257   11,050,543
  5.0 to 5.99%      26,655,994   11,339,257      -   1,527,999   39,523,250
  6.0 to 6.99%       3,488,077      492,843      -           -    3,980,920
  7.0 to 7.99%          83,254            -      -           -       83,254
                   -----------  -----------  -----  ----------  -----------
                   $39,705,863  $13,210,942  $   -  $1,734,256  $54,651,061
                   ===========  ===========  =====  ==========  ===========


11. BORROWED FUNDS

Borrowed funds at December 31 are summarized as follows:

                        1997      1998
                      --------  --------
Advances from FHLB    $595,985  $570,983
                      ========  ========

Information concerning advances from the FHLB is summarized as follows:

                                                    1997       1998
                                                  --------   --------
Average balance during the year                   $149,499   $583,615
Maximum month end balance during the year         $600,000   $594,973
Weighted average interest rate during the year        6.10%      6.51%

Interest expense on borrowed funds for the years ended December 31 is summarized as follows:

                          1996    1997     1998
                          -----  -------  -------
Advances from the FHLB    $ 222  $10,298  $37,638
                          =====  =======  =======

The Bank has signed a blanket pledge agreement with the FHLB under which it can draw advances of unspecified amounts from the FHLB. The outstanding advance at both December 31, 1998 and 1997, is a 15 year advance with a fixed interest rate of 6.35%. Prior to 1998, the Bank was required to hold an unencumbered portfolio of eligible one-to-four family residential mortgages with a book value of not less than 150% of the indebtedness. During 1998, such requirement was eliminated as the Bank also pledges mortgage-backed securities to secure such advances.

The following represents amounts due on the advances from the FHLB as of December 31, 1998:

                  1999                      $ 26,636
                  2000                        28,378
                  2001                        30,233
                  2002                        32,212
                  2003                        34,316
                  Thereafter                 419,208
                                            --------
                                            $570,983
                                            ========

12. REGULATORY CAPITAL

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. The regulations require the Bank to meet specific capital adequacy guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Tangible, Tier I, and Risk-based capital (as defined in the regulations). Management believes, as of December 31, 1998, the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1997 and 1998, the most recent notification from the OTS categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. A well-capitalized institution significantly exceeds the required minimum level for each relevant capital measure. There are no conditions or events since that notification that management believes have changed the institution's category.

                                                             (Dollars in thousands)
                                                                                                 To Be Well
                                                                                              Capitalized For
                                                                Minimum For Capital           Prompt Corrective
                                         Actual                  Adequacy Purposes            Action Provisions
                                      ----------------         ---------------------         ------------------
As of December 31, 1997:              Ratio     Amount         Ratio          Amount         Ratio       Amount
                                     ------    -------         -----          ------         -----       ------
  Stockholders' equity, and ratio
    to total assets                    19.8%   $18,557
                                     ======

  Unrealized loss on securities                    486
    available-for-sale

  Disallowed servicing assets                      (33)
                                               -------

  Tangible capital, and ratio to
    adjusted total assets              20.1%   $19,010          1.5%         $1,416
                                     ======    =======        =====          ======

  Tier 1 (core) capital, and ratio
    to adjusted total assets           20.1%   $19,010          3.0%         $2,832          5.0%       $4,719
                                     ======    =======        =====          ======         =====       ======

  Tier 1 capital, and ratio to
    risk-weighted assets               40.6%   $19,010                                        6.0%      $2,811
                                     ======                                                 =====       ======

  Allowance for loan and lease
    losses                                         373
                                               -------
  Total risk-based capital, and
    ratio to risk-weighted assets      41.4%   $19,383          8.0%         $3,748          10.0%      $4,685
                                     ======    =======        =====          ======         =====       ======

  Total assets                                 $93,933
                                               =======

  Adjusted total assets                        $94,386
                                               =======

  Risk-weighted assets                         $46,853
                                               =======

                                                                                                 To Be Well
                                                                                              Capitalized For
                                                                Minimum For Capital           Prompt Corrective
                                         Actual                  Adequacy Purposes            Action Provisions
                                      ----------------         ---------------------         ------------------
As of December 31, 1998:              Ratio     Amount         Ratio          Amount         Ratio       Amount
                                     ------    -------         -----          ------         -----       ------
  Stockholders' equity, and ratio
   to total assets                     20.3%   $19,026
                                     ======

  Unrealized loss on securities
    available-for-sale                             453
                                               -------
  Tangible capital, and ratio
    to adjusted total assets           20.7%   $19,479           1.5%         $1,415
                                     ======    =======         =====          ======

  Tier 1 (core) capital, and ratio
    to adjusted total assets           20.7%   $19,479           4.0%         $3,772           5.0%      $4,715
                                     ======    =======         =====          ======         =====       ======

  Tier 1 capital, and ratio to
    risk-weighted assets               40.9%   $19,479                                         6.0%      $2,857
                                     ======                                                  =====       ======

  Allowance for loan and lease
    losses                                         398
                                               -------
  Total risk-based capital, and
    ratio to risk-weighted assets      41.7%   $19,877           8.0%         $3,809          10.0%      $4,761
                                     ======    =======         =====          ======         =====       ======
  Total assets                                 $93,849
                                               =======
  Adjusted total assets                        $94,302
                                               =======
  Risk-weighted assets                         $47,613
                                               =======


13. CONVERSION TO STOCK OWNERSHIP

On December 19, 1995, the Board of Directors of the Bank adopted a plan of conversion pursuant to which the Bank converted from a federally-chartered mutual savings bank to a federally-chartered stock savings bank with the concurrent formation of the holding company which acquired all of the common stock of the Bank. On June 10, 1996, the Company sold 1,653,125 shares of common stock at $10 per share to eligible purchasers, including depositors of the Bank. Total proceeds from the conversion, after deducting conversion expenses of $531,424, were $15,999,826 and are reflected as common stock and additional paid-in capital in the accompanying consolidated statements of financial condition. The Company utilized $7,999,913 of the net proceeds to acquire all of the common stock of the Bank. The Company was also authorized to issue 1,000,000 shares of $.01 par value preferred stock. As of December 31, 1998, no shares of preferred stock have been issued.

As part of the conversion, the Bank established a liquidation account for the benefit of eligible depositors who continue to maintain their deposit accounts in the Bank after conversion. In the unlikely event of a complete liquidation of the Bank, and only in such event, each eligible depositor will be entitled to receive a liquidation distribution from the liquidation account in the proportionate amount of the then-current adjusted balance for deposit accounts held, before distribution may be made with respect to the Bank's capital stock. The Bank may not declare or pay a cash dividend to the Company on, or repurchase any of, its capital stock if the effect thereof would cause the retained earnings of the Bank to be reduced below the amount required for the liquidation account. Except for such restrictions, the existence of the liquidation account does not restrict the use or application of retained earnings.

The Bank's capital exceeds all of the fully phased-in capital requirements imposed by OTS. OTS regulations provide that an institution that exceeds all fully phased-in capital requirements before and after a proposed capital distribution and, like the Bank, has not been notified of a need for more than normal supervision could, after prior notice but without approval by the OTS, make capital distributions during the calendar year of up to 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year. Any additional capital distributions would require prior regulatory approval.

Unlike the Bank, the Company is not subject to these regulatory restrictions on the payment of dividends to its stockholders. However, the source of future dividends may depend upon dividends from the Bank.


14. BENEFIT PLANS

Pension plan: The Bank maintains a non-contributory defined benefit pension plan for the benefit of eligible employees. This plan covers all employees who have completed one year of service and have attained the age of 21 years and provides for monthly retirement benefits determined on the basis of the employee's base salary and years of service. The normal retirement age is 65 and the early retirement age is before age 65, but generally after age 55. Benefits under the plan are not subject to offset for social security benefits. Under the plan, benefits vest at the rate of 20% per year beginning with a participant's third year of service. The Bank's funding policy is to make, as a minimum contribution, the equivalent of the minimum required by the Employee Retirement Income Security Act of 1974.

The following table sets forth the plan's funded status at the plan's year end of December 31:

                                                                        (Dollars in thousands)
                                                                           1997        1998
                                                                          -------     -------
Change in benefit obligation:
  Benefit obligation at beginning of year                                 $   539     $   607
     Service cost                                                              57          60
     Interest cost                                                             38          45
     Actuarial loss (gain)                                                     18         (47)
     Benefits paid                                                            (45)         (2)
     Change in actuarial assumptions for discount rate and long term
       rate of return                                                           -          88
                                                                          -------     -------
  Benefit obligation at end of year                                       $   607     $   751
                                                                          =======     =======

Change in plan assets:
  Fair value of plan assets at beginning of year                          $   489     $   559
     Actual return on plan assets                                              58          22
     Employer contribution                                                     57          56
     Benefits paid                                                            (45)         (2)
                                                                          -------     -------
  Fair value of plan assets at end of year                                $   559     $   635
                                                                          =======     =======

Funded status:
  Funded status at December 31                                            $   (48)    $  (116)
  Unrecognized net actuarial (gain)                                           (97)        (39)
  Unrecognized transition amount                                              108          97
                                                                          -------     -------
  (Accrued) pension cost                                                  $   (37)    $   (58)
                                                                          =======     =======

The components of net periodic pension cost for each of the years ended December 31 were as follows:

                                                   (Dollars in thousands)
                                                    1996    1997    1998
                                                   -----   -----   -----
  Service cost                                     $  54   $  57   $  60
  Interest cost on projected benefit obligation       35      38      45
  Expected return on plan assets                     (34)    (39)    (39)
  Asset (gain) or loss                                 5     (19)     17
  Net amortization and deferral                        3      27      (6)
                                                   -----   -----   -----
          Net periodic pension cost                $  63   $  64   $  77
                                                   =====   =====   =====


Actuarial assumptions were as follows for the years ended December 31:
                                                  1996   1997   1998
                                                 -----   ----   ----
Weighted-average discount rate                    7.00%  7.00%  6.50%
Expected long term rate of return                 7.25%  7.25%  6.50%
Rate of increase in future compensation levels    3.50%  3.50%  3.50%

Executive deferred compensation plan: The Bank maintains a non-qualified deferred compensation plan for a select group of management employees. Under the plan, eligible employees may elect to defer up to 30% of annual compensation. The Bank credits employee deferrals with interest based on the Bank's rate for a certificate of deposit with a term of one year, as well as changes in values of assets set aside in a revocable trust established in 1996. Upon termination of employment, the balance of the employee's deferred compensation account is distributable in a lump sum or in installments over a number of years specified by the employee. At December 31, 1997 and 1998, the Bank had an accrued liability with respect to the plan of $185,229 and $119,881, respectively.

Employee stock ownership plan: In conjunction with the Bank's conversion, the Company formed an ESOP which covers substantially all employees with more than one year of employment, who have completed 1,000 hours of service, and who have attained the age of 21. The ESOP borrowed $1,322,500 from the Company and purchased 132,250 common shares, equal to 8% of the total number of shares issued in the conversion. The ESOP debt is secured by shares of the Company.
The Bank will make scheduled discretionary contributions to the ESOP sufficient to service the debt. The balance outstanding on this debt was $1,132,443 and $1,032,453 at December 31, 1997 and 1998, respectively. As the debt is paid down, the number of shares to be released from serving as collateral is computed as the ratio of the current principal and interest paid to the estimated total principal and interest to be paid. Deferred compensation relating to the ESOP was $1,082,640 and $951,361 at December 31, 1997 and 1998, respectively, and is reported as a reduction of stockholders' equity. Compensation expense totaled $93,296, $284,160 and $211,782 for 1996, 1997 and 1998, respectively.

During 1997, all dividends on unallocated ESOP shares were used to reduce the ESOP debt. During 1998, all dividends on unallocated ESOP shares were paid to the ESOP for future distribution to plan participants.

The following is a summary of ESOP shares at December 31:

                                            1997        1998
                                         ----------  ----------
Allocated shares                             23,986      36,589

Uncommitted shares                          108,264      95,136
                                         ----------  ----------
     Total ESOP shares                      132,250     131,725
                                         ==========  ==========
     Fair value of uncommitted shares    $2,057,016  $1,064,334
                                         ==========  ==========

ESOP participants entitled to a distribution have the right to demand such distribution in the form of the Company's common stock. In the event that the Company's common stock is not readily tradeable on an established market, participants are entitled to require that the Company repurchase the common stock under a fair valuation formula, as provided by governmental regulations.

Management recognition and development plan: In conjunction with the Bank's conversion, the Company formed an MRDP which is authorized to award 4% of the total shares of common stock issued in the conversion. During 1997, a trust was established to purchase the MRDP shares from the open market with $1,200,000 in funds transferred from the Company. The trust was revocable by the Company upon completion of its intended purpose. As of December 31, 1997, 48,025 shares had been purchased by the trust with 18,100 shares still to be acquired. Because the funds remaining in the trust exceeded the market value of the shares remaining to be purchased as of December 31, 1997, the Company recorded a receivable of $69,056, from the trust, which is included in other assets in the accompanying statements of financial condition. As of December 31, 1998, all 66,125 shares have been purchased and the trust has been terminated.

As of December 31, 1997 and 1998, the Company had awarded a total of 66,125 shares of common stock to directors and employees in key management positions in order to provide them with a proprietary interest in the Company in a manner designed to encourage such employees to remain with the Company. As of December 31, 1997 and 1998, there were no common shares remaining to be awarded under the Plan.

Deferred compensation, representing the shares' fair market value at the date of award, is charged to income on a straight-line basis over the five year vesting period as the Bank's directors and employees perform the related future services. The unamortized balance of $929,883 and $723,243 as of December 31, 1997 and 1998, respectively, is reflected as a reduction of stockholders' equity. The Company recognized $103,benefits expense relating to this plan for the years ended December 31, 1997 and 1998, respectively.

Stock option and incentive plan: In conjunction with the Bank's conversion, the Company established a stock option and incentive plan for the benefit of directors and employees of the Company and Bank. The plan became effective upon its adoption by the Board of Directors of the Company and approval of the plan by the stockholders' of the Company in June, 1997. The number of authorized but unissued shares reserved under the plan is 165,313. Granted stock options are regarded as common stock equivalents and are considered in earnings per share calculations. At both December 31, 1997 and 1998, no options have been exercised nor stock issued for this plan.

The stock options may be either incentive stock options or nonqualified stock options. Incentive stock options can be granted only to participants who are employees of the Company or its subsidiaries. The exercise price of an incentive stock option must not be less than the market value of the Company's stock on the date of the grant. All options expire no later than 10 years from the date of grant. The options vest at the rate of 20% per year over a five-year period.

A summary of the status of the plan at December 31, and changes during the period since inception in June 1997, are presented below:

                                               1997                          1998
                                     -----------------------   ------------------------
                                                 Weighted                  Weighted
                                                 Average                   Average
                                     Shares   Exercise Price   Shares   Exercise Price
                                     -------  --------------   -------  ---------------
Stock options:
Outstanding, January 1                     -                   132,590   $       15.625
  Granted                            132,590   $      15.625         -
  Exercised                                -                         -
  Forfeited                                -                         -
                                     -------                   -------
Outstanding, December 31             132,590   $      15.625   132,590   $       15.625
                                     =======                   =======
Options exercisable,  December 31          -                    26,518
                                     =======                   =======

The fair value of each option granted is estimated on the date of the grant using the Black-Scholes pricing model with the following weighted-average assumptions:

                               1997      1998
                             -------   -------
Expected dividend yield         1.75%     3.00%
Risk-free interest rate         5.63%     5.63%
Expected life of options     5 years   5 years
Expected volatility            0.195     0.219

The following table summarizes information about stock options under the plan outstanding at December 31, 1998:

                        Options Outstanding            Options Exercisable
                   -----------------------------  ------------------------
    Range of         Number        Remaining        Number       Exercise
Exercise Prices    Outstanding  Contractual Life  Exercisable      Price
---------------    -----------  ----------------  -----------   ----------
    $15.625          132,590       8.5 years         26,518       $15.625

The Company applies APB Opinion 25 and related Interpretations in accounting for its plans, and no compensation cost has been recognized for the plan. Had compensation cost for the Company's plan been determined based on the fair value at the grant dates using Statement of Financial Accounting Standards No. 123, the Company's net income would have decreased by approximately $35,000 and $58,000 for 1997 and 1998, respectively, and basic and diluted earnings per share would each have decreased by $.02 and $.04 for 1997 and 1998, respectively. The effects of applying this statement for either recognizing compensation cost or providing pro forma disclosures are not likely to be representative of the effects on reported net income for future years because options vest over several years.

Executive employment agreement: Under an employment agreement with the President and Chief Executive Officer, the Company and the Bank will provide severance payments in the event of an involuntary termination of employment in connection with a change in control of the Company, as defined in the contract. If the employment of the President and Chief Executive Officer were to be terminated as of December 31, 1998 pursuant to a change in control, he would be entitled to receive a severance payment amounting to approximately $296,000.


15. STOCK HELD IN TRUST FOR EXECUTIVE DEFERRED COMPENSATION PLAN

In 1996, the Bank acquired 8,425 shares of the Company's common stock which is held in a revocable trust as assets set aside for the Bank's executive deferred compensation plan. Such stock is recorded at its fair value and, combined with miscellaneous cash funds in the trust, results in a value of $162,396 and $94,258 as of December 31, 1997 and 1998, respectively, which is reported as a reduction of stockholders' equity in the accompanying consolidated statements of financial condition.

16. NET GAIN ON SALE OF ASSETS

Net gain on sale of assets for each of the years ended December 31 is summarized as follows:

                                                 1996      1997      1998
                                               --------   -------  --------
  Net (loss) on sale of securities (Note 2)    $(45,617)  $     -  $(13,414)
  Net gain on sale of loans held-for-sale        41,752    17,714   358,699
  Net gain on sale of other assets               38,316         -         -
                                               --------   -------  --------
                                               $ 34,451   $17,714  $345,285
                                               ========   =======  ========


17. OTHER NON-INTEREST INCOME AND EXPENSES

Other non-interest income and expense amounts are summarized as follows for each of the years ended December 31:

                                               1996      1997      1998
                                             --------  --------  --------
Other non-interest income:
  Banking service charges and other fees     $ 69,874  $ 59,904  $ 64,658
  Loan late charges                            17,113    15,629    13,513
  Commission income                             5,681     6,433     5,041
  Other miscellaneous                          19,346    25,093    13,065
                                             --------  --------  --------
                                             $112,014  $107,059  $ 96,277
                                             ========  ========  ========
Other non-interest expense:
  Stationery, printing and other supplies    $ 35,000  $ 54,425  $ 53,803
  Telephone and postage                        38,490    41,729    41,041
  Insurance and surety bond premiums           44,940    34,757    26,403
  Professional fees                            33,790    72,650    85,294
  Supervisory examinations                     31,901    29,962    30,116
  Other operating expenses                     76,243   177,849   154,558
  Data processing                             138,748   136,904   144,107
  Advertising and promotions                  111,304   111,190   108,379
                                             --------  --------  --------
                                             $510,416  $659,466  $643,701
                                             ========  ========  ========

18. EARNINGS PER SHARE

Earnings per share (EPS) for the years ended December 31, 1997 and 1998, were calculated as follows:

                                       1997                        1998
                             ------------------------  ------------------------
                               Weighted                  Weighted
                                Average                   Average
                                Shares      Per-share     Shares      Per-share
                             (denominator)   amount    (denominator)   amount
                             -------------  ---------  -------------  ---------
Basic EPS                       1,536,096       $0.56     1,499,045       $0.58
                                            =========                 =========
Effect of dilutive shares
  Unallocated ESOP shares         117,029                   102,234
  Stock options                     4,534                     2,804
                             ------------              ------------
Diluted EPS                     1,657,659       $0.52     1,604,083       $0.54
                             ============   =========  ============   =========


19. RECAPITALIZATION OF THE SAVINGS ASSOCIATION INSURANCE FUND (SAIF)

On September 30, 1996, legislation was enacted to recapitalize the SAIF which required savings institutions with SAIF insured deposits to pay a one time special assessment of 65.7 cents per $100 of deposits at March 31, 1995. The Bank's special assessment amounted to $512,867 and is included in non-interest expense in the consolidated statement of income for the year ended December 31, 1996. Subsequent to the special assessment, the Bank's deposit premium rate decreased from 23 cents to 6.48 cents per $100 of deposits.


20. FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Statements of Financial Condition. The contractual amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend funds to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates. The Company evaluates each customer's creditworthiness and related collateral on a case-by-case basis.

The Company's exposure to market loss in the event of future changes in market prices rendering these financial instruments less valuable is represented by the contractual amount of the instruments.

The Company's exposure to accounting loss on these financial instruments is a combination of the credit and market risk described above.

The Company does not require collateral or other security to support financial instruments with credit risk.

The Company is not committed to lend additional funds to debtors whose loans have been modified.

At December 31, 1998, the Company had approximate outstanding commitments to originate loans of $2,606,000. Fixed rate loan commitments were $336,000 in first mortgage loans committed at interest rates ranging from 6.625% to 7%. Variable-rate loan commitments were $31,000 in first mortgage loans with interest rates ranging from 6.625% to 8.5%. Unfunded portions of construction loans were $2,239,000 with interest rates ranging from 6.625% to 8.75%.

Other commitments, as of December 31, 1998, are summarized as follows:

       Home equity lines of credit       $   61,149
       Overdraft lines of credit            182,183
       Commercial lines of credit           540,217
                                         ----------
                                         $  783,549
                                         ==========

Fair value estimates, methods and assumptions for the Company's financial instruments are set forth below, as of December 31:

                                                                   (Dollars in thousands)
                                                              1997                       1998
                                                 -------------------------    ------------------------
                                                   Carrying      Fair           Carrying       Fair
                FINANCIAL ASSETS                   Amount        Value          Amount         Value
                                                 ------------  -----------    ------------  ----------
Cash and due from depository institutions           $ 4,490     $ 4,490         $ 9,814        $ 9,814
Mutual funds                                          5,376       5,376           5,310          5,310
Investment securities                                 5,806       5,806           3,869          3,869
Mortgage-backed securities                           10,489      10,489           8,536          8,536
Stock in FHLB                                           939         939             663            663
Loans held-for-sale, net                                447         447           1,767          1,767
Loans receivable, net                                66,512      67,403          61,700         62,959
Accrued interest receivable                             616         616             561            561

              FINANCIAL LIABILITIES

Transaction accounts                                $16,574     $16,574         $18,038        $18,038
Certificates of deposit                              56,309      56,460          54,651         55,124
Borrowed funds                                          596         596             571            571
Advances from borrowers for taxes and insurance          29          29              34             34
All other liabilities                                   459         459             365            365

Cash and due from depository institutions: The carrying amounts of cash and due from depository institutions approximate their fair value.

Mutual funds, investment securities, and mortgage-backed securities: Fair value is determined by reference to quoted market prices.

Stock in FHLB: This stock is a restricted asset and its carrying value is a reasonable estimate of fair value.

Loans held-for-sale: The carrying value is a reasonable estimate of fair value.

Loans receivable: The fair value of first mortgage loans is estimated by using discounted cash flow analyses, using interest rates currently offered for loans with similar terms to borrowers of similar credit quality. The majority of real estate loans are residential. First mortgage loans are segregated by fixed and adjustable interest terms. The fair value of commercial and consumer loans is calculated by using the discounted cash flow based upon the current market for like instruments. Fair values for impaired loans are estimated using discounted cash flow analyses.

Accrued interest receivable: The carrying value approximates fair value.

Transaction deposits: Transaction deposits, payable on demand or with maturities of 90 days or less, have a fair value equal to book value.

Certificates of Deposit: The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar maturities.

Advances from borrowers for taxes and insurance: The book value approximates fair value.

All other liabilities: The book value approximates fair value.

Off-Balance Sheet Instruments: The fair value of a loan commitment and a letter of credit is determined based on the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreement and the present creditworthiness of the counter parties. Neither the fees earned during the year on these instruments nor their value at year-end are significant to the Company's consolidated financial position.

Limitations: Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. The valuation techniques employed above involve uncertainties and are affected by assumptions used and judgements regarding prepayments, credit risk, discount rates, cash flows and other factors. Changes in assumptions could significantly affect the reported fair value.

In addition, the fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, the Company has a mortgage servicing portfolio that contributes net fee income annually. The mortgage servicing portfolio is not considered a financial instrument and its value has not been incorporated into the fair value estimates. Also, the fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

21. PARENT COMPANY FINANCIAL INFORMATION

The following tables present condensed financial information of the parent company, CNS Bancorp, Inc.

Condensed Statements of Financial Condition
December 31, 1997 and 1998

                                                     (Dollars in thousands)
                                                        1997         1998
                                                       -------      -------
                ASSETS

Cash and due from depository institutions              $ 1,784      $   495
Securities available-for-sale                            1,201            -
Investment in subsidiary                                18,557       19,026
Other assets                                             2,389        2,220
                                                       -------      -------
     Total assets                                      $23,931      $21,741
                                                       =======      =======
        LIABILITIES AND STOCKHOLDERS' EQUITY

Accrued liabilities                                    $     7      $     -
Stockholders' equity                                    23,924       21,741
                                                       -------      -------
     Total liabilities and stockholders' equity        $23,931      $21,741
                                                       =======      =======

Condensed Statements of Income
For the years ended December 31, 1996, 1997 and 1998

                                                                 (Dollars in thousands)
                                                                  1996    1997    1998
                                                               -------  ------  ------
Income
  Interest from securities available-for-sale                    $ 156   $ 156   $ 113
  Other interest                                                    58     197     103
  Other non-interest income                                          -       5       3
                                                               -------  ------  ------
                                                                   214     358     219
Expenses                                                            15     258     379
                                                               -------  ------  ------
Income (loss) before income taxes and equity in undistributed
  earnings of subsidiary                                           199     100    (160)
(Provision) benefit for income taxes                               (96)    (40)     64
Equity in undistributed earnings of subsidiary                     320     804     958
                                                               -------  ------  ------
Net income                                                       $ 423   $ 864   $ 862
                                                               =======  ======  ======

Condensed Statements of Cash Flows
For the years ended December 31, 1996, 1997 and 1998

                                                                  (Dollars in thousands)
                                                                    1996       1997      1998
                                                               ----------  --------  --------
Cash Flows From Operating Activities
 Net income                                                     $     423   $   864   $   862
 Adjustments to reconcile net income to net cash provided
    (used) by operating activities:
   Equity in undistributed earnings of subsidiary                    (320)     (804)     (957)
   Accretion of discounts on securities available-for-sale              -        (8)        -
   Compensation expense - MRDP                                          -       103       207
   Change in other assets                                             (72)   (1,116)       87
   Change in accrued liabilities                                      135       (89)       (7)
   Change in due to subsidiary                                          -    (1,368)        -
                                                               ----------  --------  --------
           Net cash provided (used) by operating activities           166    (2,418)      192
                                                               ----------  --------  --------
Cash Flows From Investing Activities
   Investment in City National Savings Bank, FSB                   (8,000)        -         -
   Dividends received from subsidiary                                   -         -       800
   Purchases of securities available-for-sale                      (7,741)        -         -
   Maturities of securities available-for-sale                      3,650     2,900     1,201
                                                               ----------  --------  --------
           Net cash (used) provided by investing activities       (12,091)    2,900     2,001
                                                               ----------  --------  --------
Cash Flows From Financing Activities
   Net proceeds from stock issuance                                14,677         -         -
   Payment received on loan to ESOP (other asset)                      73       117       100
   Funding provided to MRDP trust                                       -    (1,200)        -
   Purchase of treasury stock                                           -         -    (3,182)
   Dividends paid                                                     (76)     (364)     (400)
                                                               ----------  --------  --------
           Net cash provided (used) by financing activities        14,674    (1,447)   (3,482)
                                                               ----------  --------  --------
           Net change in cash and cash equivalents                  2,749      (965)   (1,289)
   Cash and cash equivalents, beginning of period                       -     2,749     1,784
                                                               ----------  --------  --------
   Cash and cash equivalents, end of period                    $    2,749  $  1,784  $    495
                                                               ==========  ========  ========
Supplemental Disclosure of Non-Cash Transactions:
   Exchange of common stock for loan receivable from
    ESOP (other asset)                                         $    1,322  $      -  $      -
                                                               ==========  ========  ========
   Write down of MRDP trust receivable after establishment
    of the MRDP                                                $        -  $     98  $     18
                                                               ==========  ========  ========

22. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

Selected quarterly data for each quarter is presented below for the years ended December 31, 1997 and 1998.

                                                   (Dollars in thousands, except per share data)
                                              March 31,      June 30,      September 30,    December 31,
                                                1997          1997            1997            1997
                                           -------------  -------------  --------------  ---------------
Total interest income                      $       1,742  $       1,774  $        1,767  $         1,775
Total interest expense                               892            908             922              925
                                           -------------  -------------  --------------  ---------------
Net interest income                                  850            866             845              850
(Benefit) provision for loan losses                  (27)            22              16               (6)
                                           -------------  -------------  --------------  ---------------
Net interest income after provision for
  loan losses                                        877            844             829              856
Total non-interest income                             52             42              45               62
Total non-interest expense                           544            527             555              671
                                           -------------  -------------  --------------  ---------------
Income before income taxes                           385            359             319              247
Provision for income taxes                           154            144             128               20
                                           -------------  -------------  --------------  ---------------
Net income                                 $         231  $         215  $          191  $           227
                                           =============  =============  ==============  ===============
Earnings per share                         $        0.15  $        0.14  $         0.12  $          0.15
                                           =============  =============  ==============  ===============
Diluted earnings per share                 $        0.14  $        0.13  $         0.11  $          0.14
                                           =============  =============  ==============  ===============


                                                   (Dollars in thousands, except per share data)
                                              March 31,      June 30,      September 30,    December 31,
                                                1997          1997            1997            1997
                                           -------------  -------------  --------------  ---------------
Total interest income                      $       1,742  $       1,731  $        1,708  $         1,700
Total interest expense                               885            917             914              894
                                           -------------  -------------  --------------  ---------------
Net interest income                                  857            814             794              806
(Benefit) provision for loan losses                   14              -              38               11
                                           -------------  -------------  --------------  ---------------
Net interest income after provision for
  loan losses                                        843            814             756              795
Total non-interest income                            145            141             108              176
Total non-interest expense                           574            619             561              575
                                           -------------  -------------  --------------  ---------------
Income before income taxes                           414            336             303              396
Provision for income taxes                           165            133             123              166
                                           -------------  -------------  --------------  ---------------
Net income                                 $         249  $         203  $          180  $           230
                                           =============  =============  ==============  ===============
Earnings per share                         $        0.16  $        0.13  $         0.12  $          0.17
                                           =============  =============  ==============  ===============
Diluted earnings per share                 $        0.15  $        0.12  $         0.11  $          0.16
                                           =============  =============  ==============  ===============

                                CNS BANCORP, INC
                            STOCKHOLDER INFORMATION
ANNUAL MEETING

The annual meeting of stockholders will be held at 2:00 p.m. Tuesday, April 20, 1999 at City National Savings Bank located at 427 Monroe Street, Jefferson City, Missouri.

STOCK LISTING

The Company's stock is traded on the Nasdaq Small Cap Market under symbol
"CNSB".

PRICE RANGE OF COMMON STOCK

The table below shows the price range of common stock for the calendar years of 1997 and 1998. This information was provided by the Nasdaq Stock Market.


        FISCAL 1997                                       FISCAL 1998
------------------------------                  ------------------------------
 High        Low     Dividends    QUARTER         High      Low      Dividends

$17.75     $15.00       $.05       First        $ 19.00   $ 17.50     $ .06
$16.75     $15.00       $.05      Second        $ 18.25   $ 17.50     $ .06
$17.75     $16.25       $.06       Third        $17.625   $ 13.25     $.075
$21.625    $17.25       $.06      Fourth        $ 13.50   $11.125     $.075


Dividend payment decisions are made based on a variety of factors including earnings, financial condition, market considerations, and regulatory restrictions. Restrictions on dividend payments are described on Note 13 of the Notes to Consolidated Financial Statements included in this report.

As of March 1, 1999 the Company had approximately 411 stockholders of record and 1,443,046 outstanding shares of common stock.



SHAREHOLDER AND GENERAL INQUIRIES            TRANSFER AGENT

     Robert E. Chiles                   1/st/ Bankers Trust Company
     President                          Broadway at 12/th/ Street
     City National Savings Bank, FSB    P. O. Box 3566
     427 Monroe Street                  Quincy, IL 62305-3566
     Jefferson City, MO 65101           (217) 228-8000
     (573) 634-3336

ANNUAL AND OTHER REPORTS

The Company is required to file an annual report on Form 10-KSB for its year ended December 31, 1998 with the Securities and Exchange Commission. Copies of the Company's annual and quarterly reports may be obtained without charge by contacting:

    David L. Jobe
    Treasurer
    City National Savings Bank, FSB
    427 Monroe Street
    Jefferson City, MO 65101
    (573) 634-3336

                               CNS BANCORP, INC.
                             CORPORATE INFORMATION

COMPANY AND BANK ADDRESS

    427 Monroe Street               Telephone: (573) 634-3336
    Jefferson City, MO 65101        Fax: (573) 636-3191

DIRECTORS OF CNS BANCORP, INC. AND CITY NATIONAL SAVINGS BANK, FSB.

Richard E. Caplinger
    Chairman of the Board CNS Bancorp, Inc. and City National Savings Bank, FSB, Jefferson City, Missouri. Retired Co-owner of Caplinger's Inc., a mens' specialty retailer.

Robert E. Chiles
    President, Chief Executive Officer, and Director of the Savings Bank since 1974.

James F. McHenry
    Director since 1964. Retired Circuit Court Judge for Cole County.

Ronald D. Roberson
    Director since 1983. Sole owner of R.D. Roberson & Associates, a financial and management consulting firm.

John C. Kolb
    Director since 1989. President and part-owner of Jefferson City Oil Co.,
    Inc.

Michael A. Dallmeyer
    Director since 1993. Partner in the law firm of Hendren and Andrae, Jefferson City, Missouri.


OFFICERS OF CNS BANCORP, INC.

Robert E. Chiles                    David L. Jobe
    President                           Secretary/Treasurer
    Chief Executive Officer             Chief Financial Officer

Delphine E. Prenger                 Jason E. Schwartz
    Vice-President                      Vice-President


OFFICERS OF CITY NATIONAL SAVINGS BANK, FSB

Robert E. Chiles                    David L. Jobe
    President                           Secretary/Treasurer
    Chief Executive Officer             Chief Financial Officer

Delphine E.Prenger                  Jason E. Schwartz
    Vice-President                      Vice-President


INDEPENDENT AUDITORS                SPECIAL COUNSEL

Williams-Keepers LLP                Muldoon, Murphy & Faucette LLP
107 Adams Street                    5101 Wisconsin Avenue
Jefferson City, Missouri 65101      Washington, DC 20016